As filed with the Securities and Exchange Commission on October
10, 1996
                                        Registration No. 33-46648
=================================================================
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          POST-EFFECTIVE
                     AMENDMENT NO. 1 TO THE
                      REGISTRATION STATEMENT
                           ON FORM S-1
                 UNDER THE SECURITIES ACT OF 1933


                 SALIVA DIAGNOSTIC SYSTEMS, INC.
   (Name of Small Business Issuer as Specified in its Charter)

Delaware               3841                      91-1549305
(State of         (Primary Standard               (IRS Employer
Incorporation)    Industrial Classi-              Identification
                  fication Code Number)              Number)

                       11719 NE 95th Street
                             Suite G
                   Vancouver, Washington  98682
                          (360) 696-4800
                      (360) 254-7942 (fax)
(Address and telephone number of registrant's principal executive offices) and principal place of business

                   Ronald L. Lealos, President
                 Saliva Diagnostic Systems, Inc.
                       11719 NE 95th Street
                             Suite G
                   Vancouver, Washington  98682
                          (360) 696-4800
                      (360) 254-7942 (fax)
   (Name, address and telephone number of agent for service)

           Please send a copy of all communications to:

Richard S. Kalin, Esq.
Kalin & Banner
757 Third Avenue
7th Floor
New York, New York  10017
(212) 888-9010
(212) 759-3234 (fax)

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration
Statement.

     If this form is registering additional securities pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the offering [   ].

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [
 ]

     If delivery of the prospectus is expected to be made pursuant
to Rule 434 please check the following box.  [   ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

           SUBJECT TO COMPLETION DATED OCTOBER 10, 1996


PROSPECTUS
                 SALIVA DIAGNOSTIC SYSTEMS, INC.

                1,380,000 Shares of Common Stock
                     Par value $.01 per Share

     This offering is made solely to the holders of redeemable warrants (the "Warrants") of Saliva Diagnostic Systems, Inc. (the "Company") which were included as part of the Company's March 1993 public offering of shares of Common Stock, par value $.01 per share (the "Common Shares") and the Warrants. Each Warrant entitles the holder to purchase one Common Share at an exercise price of $3.00. One Warrant plus $3.00 must be tendered to the Company in order to exercise a Warrantholder's right to purchase one Common Share. See "Terms of Offering." The Warrants provide that they are exerciseable until December 31, 1996, at which time all Warrants which remain unexercised shall become null and void. See "Description of Securities." In the event all of the Warrants are exercised, the Company will receive net proceeds of $3,933,000. There is no assurance that all or any of the Warrants will be exercised.

     The Common Shares and Warrants are traded on the Nasdaq. On
October 7, 1996, the closing bid prices were $2.50 and $.34375 respectively.

 THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
     SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD
              THE LOSS OF THEIR ENTIRE INVESTMENT.
                 SEE "RISK FACTORS" ON PAGE 9.
                          ______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
      OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A
                   CRIMINAL OFFENSE.

       The date of this Prospectus is October ______, 1996

                Price to           Underwriting    Proceeds to
                Warrantholder(1)    Discount       Company(2)(3)
                ---------------    ------------    -----------

Per
share of
Common Stock     $3.00             $.15             $2.85

-----------------------------------------------------------------

Total(4)         $4,140,000        $207,000         $3,933,000

-----------------------------------------------------------------

(1) The shares of Common Stock offered hereby may be purchased upon exercise of the Warrants by tendering one Warrant and $3.00 for each Common Share being purchased.

(2) The Company will pay to Whale Securities Co., L.P., as solicitation agent, five percent of the exercise price of each Warrant. See "Terms of Offering."


(3) Before deducting expenses for accounting, legal and printing, expenses incurred in this offering, estimated at $35,000, payable by the Company.

(4) Assumes exercise of all of the Warrants. There can be no assurance that any of the Warrants will be exercised.

                      AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates.

     The Company furnishes Annual Reports to the holders of its securities which contain financial information which have been examined and reported upon, with an opinion expressed by, its independent certified public accountants.

              INFORMATION INCORPORATED BY REFERENCE

     The Company will furnish, without charge, to each person, including any beneficial owners, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of any documents which may have been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the document that this Prospectus incorporates by reference). Requests for such documents should be directed to Shareholder Relations, Saliva Diagnostic Systems, Inc., 11719 NE 95th Street, Vancouver, Washington 98682; telephone number (360) 696-4800.


                        PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

     Saliva Diagnostic Systems, Inc., a Delaware corporation (the "Company") is primarily engaged in the development, manufacturing and marketing of proprietary specimen collection devices for use in conjunction with diagnostic assays and rapid blood and saliva-based tests designed to detect the presence of antibodies to the Human Immunodeficiency Virus (HIV) virus and other diseases and the presence of drugs of abuse, such as cocaine and marijuana. The Company has a limited operating history and limited revenues from product sales to date.

     The Company was founded in 1990 to develop proprietary saliva specimen collection devices designed for use in conjunction with diagnostic assays to detect the presence of antibodies to the HIV virus and the presence of drugs of abuse as an alternative to the predominantly used blood based testing. In 1994, the Company broadened its product base to include other types of alternative testing technologies including blood-based testing to represent alternative approaches to take advantage of unique market niches.

     The Company has two categories of products: medical specimen collection devices and rapid antibody immunoassays (tests). The
Company's initial product, Omni-SAL, an on-site, relatively easy-to-use medical collection device, utilizes saliva as a diagnostic tool to detect the presence of the HIV virus, other diseases, nicotine and drugs of abuse. The Company has commenced limited distribution of Omni-SAL to customers located outside the United
States, which are manufactured by SDS's foreign subsidiary located in Singapore. The Company's other collection devices include
Saliva Sampler, which is used to collect saliva specimens, and Omni-SWAB, a serrated cotton swab with an injectable head, which can be used to obtain DNA specimens for gene amplification processes. See "The Company -- Principal Products."

     The first of the Company's testing products, rapid antibody immunoassays, is Sero.Strip HIV 1/2, now being produced in limited quantities by SDS's foreign subsidiary located in Singapore. It is a serum and plasma-based test that requires one microliter (the volume on the head of a pin) of specimen to complete the test.

     The second product in the Company's testing products, which is in the final stages of development, is Hema.Strip HIV 1/2. This is a self-contained system for the collection, processing and analysis of three microliters of blood gathered from a fingerstick. This device is designed for on-site testing, emergency situations and, in certain parts of the world, for screening blood donors. The third testing product, which is in its final stages of development, is Saliva.Strip HIV 1/2, which uses saliva as the specimen. The Company is continuing to research the development of the immunoassay. For example, SDS has begun to develop products for detection of hepatitis, rubella, and H.pylori. See "The Company -- Principal Products."

     The Company is the successor corporation to E&J Systems, Inc., a California corporation formed in 1986, which merged into a Delaware corporation in 1992. The Company has three subsidiaries. In 1994, the Company's (then) 90%-owned subsidiary, Saliva Diagnostic Systems (Asia) Ltd. ("SDS Asia"), formed Saliva Diagnostic Systems (Singapore) Pte. Ltd. ("SDS Singapore"). In 1995, the Company reacquired the minority interest (10%) in SDS Asia and the outstanding minority interest (19%) in SDS Singapore. Unless otherwise indicated, all references to the Company include the Company and its wholly-owned subsidiaries, SDS U.K., Ltd., SDS Asia and SDS Singapore.

                           The Offering

Securities Offered.............    1,380,000 shares of Common
                                   Stock.  See "Description of
                                   Securities."

Common Stock outstanding:
  Before the Offering............. 21,885,785 shares
  After the Offering...............23,265,785 shares(1)



Risk Factors...................... The securities offered hereby involve a high degree of risk
                                   and should not be purchased by
                                   investors who cannot afford the
                                   loss of their entire
                                   investment. See "Risk Factors."

NASDAQ symbols.....................Common Stock  - SALV
                                   Warrants - SALVW



(1) Assumes exercise of all of the Warrants. Does not include (i) 443,250 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's Stock Option Plans (the "Stock Option Plans"), (ii) 54,500 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Stock Option Plans, (iii) 1,679,950 shares of Common Stock reserved for issuance upon exercise of other warrants and options, and (iv) a three year warrant granted to a licensee of the Company whereby the licensee has the right to purchase up to $1,000,000 of Common Stock at a price equal to 60% of the average of the closing bid and ask prices of the Common Stock during the ten days prior to exercise. Mr. Ronald Lealos, President of the Company, has agreed not to exercise his stock options until the Company's certificate of incorporation can be amended to authorize the issuance of additional shares or until the Company has sufficient number of authorized but unissued shares to honor its commitments.

Summary Financial Information

  The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus.
Such information should be read in conjunction with such financial statements, including the notes thereto.



Balance Sheet Data


                                             Six Months Ended
                         December 31, 1995     June 30, 1996
                                             (unaudited)
Working capital
   (deficit)                  $ (290,228)         $2,298,376
Total assets                  $4,358,458          $4,299,029
Total liabilities             $3,381,147          $  707,842
Shareholders' equity          $  977,311          $3,591,187



Income Statement Data


                        Year Ended          Six Months Ended
                        December 31,             June 30,
                           1995             1995           1996
                                                (unaudited)
Net revenues            $   621,299      $   281,762       $   348,395
Net (loss)              $(4,597,770)     $(2,072,719)      $(2,084,290)
Net (loss) per
   common share         $   (.46)        $   (.22)         $    (.11)
Weighted average
   number of common
   shares outstanding     9,900,000        9,400,000        18,760,000

                           RISK FACTORS

    The securities offered hereby are speculative and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

    1. Limited Operating History. Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary collection devices and rapid assays. Other than limited sales of the Company's initial products, Omni-SAL (which sales were terminated in the United States in May 1992, for testing for HIV), Omni-SWAB and Sero.Strip HIV 1/2 (which is manufactured by SDS Singapore) the Company has not yet commenced any significant product commercialization and, until such time as it does, will not generate significant product revenues. To date, sales of Omni-SAL, Omni-SWAB and Sero.Strip HIV 1/2 have been to a limited customer base. The Company has a limited operating history upon which an evaluation of the Company's prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in a continually evolving, heavily regulated industry, characterized by an increasing number of market entrants and intense competition, as well as the risks, expenses and difficulties encountered in the shift from development to commercialization of new products based on innovative technology. The Company has been supplying Omni-SAL, Omni-SWAB and Sero.Strip HIV 1/2 devices on a limited basis and intends to continue to provide quantities of these devices for testing purposes to various proposed distributors and customers, in order to establish their efficacy, thus incurring expenses without corresponding revenue. There can be no assurance that the Company will be able to implement successfully its marketing strategy, obtain necessary regulatory approval, generate increased revenues or ever achieve profitable operations.

    2. Significant Operating Losses; Accumulated Deficit; Explanatory Paragraph in Report of Independent Certified Public Accountants. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $16,761,847 and $18,846,137 at December 31, 1995 and June 30, 1996,
respectively, and a shareholders' equity of $977,311 and $3,591,187 at December 31, 1995 and June 30, 1996, respectively. The Company has incurred additional losses through the date of this Prospectus. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's ability to continue as a going concern is dependent on its ability to raise capital and to attain future profitable operations.

    3. Significant Capital Requirements; Dependence on Proceeds of This Offering; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant.
The Company has been dependent on private placements of its debt and equity securities and on a public offering of securities in March 1993 (the "Public Offering") pursuant to a Prospectus dated
March 3, 1993 (the "Prospectus") to fund such requirements. The Company is dependent upon its other efforts to raise capital resources, including proceeds received from the exercise of warrants such as those being registered hereby, to finance the costs of manufacturing, marketing and conducting clinical trials and submissions for FDA approval of its products and continuing the design and development of the Company's new products which utilize its rapid testing format. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress of its research and development and the timing and costs associated with obtaining regulatory approvals for, and manufacturing and marketing of, Omni-SAL) that the net proceeds, if any, received by the Company upon payment for the exercise price of the Warrants offered hereby will provide only a small portion of the funds necessary in connection with implementation and continuation of its programs. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources currently available to the Company. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to permit the Company to implement or continue its programs. The
Company has no current arrangements with respect to, or sources of, additional financing and there can be no assurance that such financing will be available on commercially reasonable terms or at all. It is not anticipated that any of the officers, directors or shareholders of the Company will provide any portion of the Company's future financing requirements. Any additional equity financing may involve substantial dilution to the interests of the Company's shareholders, which dilution has periodically occurred in the past.

    4. Significant Outstanding Options and Warrants in Excess of the Company's Authorized Shares. The Company has outstanding options and warrants which if exercised would exceed the number of shares the Company is authorized to issue. Upon completion of the Offering and the exercise of the Warrants, there are currently outstanding stock options to purchase (i) an aggregate of 443,250 shares of Common Stock at exercise prices ranging from $.60 to $5.50 per share; (ii) options and warrants to purchase 1,310,000 shares which were issued to employees and consultants; and (iii) warrants to purchase 369,950 shares granted to investors in private placements. The Company also has granted a three year warrant to a licensee to purchase up to $1,000,000 of Common Stock at a price equal to 60% of the average of the closing bid and ask prices of the Common Stock during the ten days prior to exercise.

    To the extent that outstanding options or warrants are exercised, the Company may be in breach of its contractual obligations to issue shares pursuant to the terms of the warrants or options. In addition, upon exercise of these warrants or options, dilution to the Company's shareholders may occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities. Mr. Lealos has agreed not to exercise any of his stock options until the Company's certificate of incorporation has been amended to authorize additional shares or until the Company has sufficient number of authorized but unissued shares to honor its commitments.



    5. Uncertain Efficacy of Saliva as a Diagnostic Tool. The human specimens traditionally used for the diagnostic testing and quantitative measurement of most physiologically active substances, drugs and toxins in the body, are blood and urine. Substantially all of the assay-based diagnostic test kits currently available were approved by the FDA for use with these testing specimens. Until recently, saliva has not been accepted as a suitable human diagnostic specimen due to concerns regarding the relatively low antibody concentration in saliva, the stability of saliva as a specimen and the impact of a person's diet and enzymes on saliva. In order to assure the efficacy of saliva collection, provisions must be made to assure that a sufficient amount of saliva is collected, the specimen is adequately stabilized and bacterial growth does not cause test interference. Additionally, the Company must develop and implement testing protocols which adapt, for use with saliva, assays approved by the FDA for use with blood and urine. Although the FDA has recently approved another saliva collection device, Ora-Sure, manufactured by Epitope, Inc., there can be no assurance that saliva specimens will prove to be as accurate as blood or urine specimens, that these concerns can be addressed, that saliva will be accepted as a diagnostic specimen or that the Company will be able to develop or implement the necessary testing protocols.

    Political and social factors may create impediments to the use of saliva as a diagnostic specimen. These factors include whether certain diagnostic tests, such as HIV antibody tests, should be conducted without trained specialists and whether tests using saliva specimens in nontraditional testing environments will lead to invasions of privacy. Although the Company acknowledges the existence of such considerations, it is committed to developing saliva collection and testing devices as useful diagnostic tools. Limitations on the Company's ability to develop saliva as a diagnostic specimen for testing purposes caused by political and social factors could have a material adverse effect on the Company's operations, possibly requiring the Company to significantly curtail its operations.

    6. Uncertainty of New Product Development. The design and development of the Company's rapid testing platforms in their current designs have been completed and limited revenues have been generated from sales thereof. The Company will be required to devote considerable additional efforts to finalize the evaluation of its products. Satisfactory completion of development, testing, evaluations, obtaining regulatory approvals and achieving sufficient production levels of such products will be required prior to their being available for commercial sale. The Company's products remain subject to all the risks inherent in the introduction of new diagnostic products, including unanticipated problems, as well as the possible insufficiency of funds to continue design and development which could result in abandonment of or substantial change in the design or development of such products. There can be no assurance that such products will be successfully developed, be developed on a timely basis or prove to be as effective as products based on existing or newly developed technologies. The inability to successfully complete development, or a determination by the Company, for financial or other reasons, not to undertake to complete development of any product, particularly in instances in which the Company has made significant capital expenditures, could have a material adverse effect on the Company.

    7. Competition. The market in which the Company participates, saliva-based and rapid-testing collections and diagnostic testing, is highly competitive. The Company is aware of certain entities, including ChemTrak, Inc., Home Access Health Corp., Johnson & Johnson, Epitope, Inc., Quidel and Trinity
Biotech, plc and specialized biotechnology firms, as well as universities and other research institutions, which have developed or are developing technologies and products which are competitive with Omni-SAL and the Company's products under development. Home Access Health Corp. and Johnson & Johnson have developed blood-based products to test for HIV which have been approved by the FDA.
Many of these competitors are established and have substantially greater research, marketing and financial resources than the Company. The Company expects that the number of products competing with its products will increase as the perceived benefits of saliva-based and rapid testing become more widely recognized. See "The Company -- Competition". There can be no assurance the Company will be able to compete successfully.

    8. Technological Change and Risk of Technological Obsolescence. The biotechnology industry, and, in particular, saliva-based diagnostic testing, is subject to rapid and significant technological change. There can be no assurance that the Company's competitors will not succeed in developing technologies and products relating to the collection of saliva for diagnostic testing or developing quick tests using saliva or other specimens prior to the Company or that they will not develop technologies and products that are more effective than any which have been or are being developed by the Company. In addition, the diagnostic products market is characterized by changing technology and developing industry standards sometimes resulting in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will be dependent on its introducing products to the marketplace in a timely manner and enhancing and improving such products. There can be no assurance that the Company will be able to keep pace with technological developments or that its products will not become obsolete.

    9.   Cessation of United States Manufacturing and
Distribution. In May 1992, the FDA advised the Company that saliva specimen collection devices, including Omni-SAL, when used for HIV antibody testing, are regulated as Class III medical devices under the FDC Act and, as such, require the filing with and approval by the FDA of a pre-marketing approval application ("PMA") in order to be marketed. In response to the FDA's request, the Company agreed to discontinue shipment of Omni-SAL devices manufactured in the United States, both domestically and internationally, for testing for HIV antibodies, whether for investigational or other use, prior to filing an Investigational Device Exemption ("IDE") and obtaining a PMA. In 1995, the FDA approved the Company's request to review a premarketing application (PMA) for Omni-SAL, and authorized the Company to begin clinical trials in the United States. SDS has not conducted any clinical trials for Omni-SAL in the United States, although preclinical data has been generated for the device in the United States and foreign countries. The Company would be required to use other FDA-approved confirmatory testing procedures during the trials. There is no assurance that the Company will receive FDA approval to market Omni-SAL or any of its other products in the United States.

    10. Government Regulation. The development, manufacture and sale of the Company's products in the United States are subject to regulation by the FDA and other governmental agencies. The process of obtaining FDA approval is costly and time-consuming, and there can be no assurance that any of the Company's products will be approved by the FDA or other regulatory agencies. Delays in obtaining regulatory approvals may adversely affect the development, testing or marketing of the Company's products and the ability of the Company to generate product revenues therefrom. The Company is subject to regulation in certain foreign markets. There can be no assurance that regulatory approvals for any of the Company's products will be obtained in a timely manner, or at all.

    The procedures for FDA approval vary depending on the type of product involved. The Company's planned diagnostic products for detection of HIV antibodies will be reviewed by the FDA's Center for Biologic Evaluation and Research ("CBER") and will likely receive more extensive regulatory scrutiny than diagnostic tests not related to HIV. The FDA approval process generally takes several years and there can be no assurance that it will ever be obtained.

    The FDA has approved limited AIDS-related testing devices outside of a professional use setting. There can be no assurance that, if the Company receives FDA approval of any of its products for use in conjunction with AIDS-related testing, such approval will not be limited to sale for professional use.

    In addition, changes in existing regulations or enforcement policy or the adoption of new regulations could make regulatory compliance by the Company more difficult in the future. The FDA has increased its scrutiny of product applications and regulatory compliance of medical device companies, thus slowing the product approval process for medical devices. This could have a material adverse effect on the Company's proposed sale of certain products. Failure to comply with applicable requirements may result in civil penalties, delays or suspensions of clearances, seizures, injunctions or recalls of products, operating restrictions and criminal prosecutions and could have a material adverse effect on the Company.

    Agencies similar to the FDA regulate medical devices in some foreign countries, whereas other countries allow unregulated marketing of such devices. The Company's products will be required to meet the regulations, if any, of any foreign country where they are marketed.

    If and when one of the Company's products is approved by the FDA, it will be subject to continuing regulation by the FDA and state and local agencies. The FDA has established a number of requirements for manufacturers, including good manufacturing practices ("GMP"), and requirements regarding labeling and reporting. The failure to comply with these requirements can result in regulatory action, including warning letters, product seizure, injunction, product recalls, civil fines and prosecution. An FDA enforcement action could have a material adverse effect on the Company. To date, the Company has not been the subject of any FDA enforcement actions. The FDA also audits clinical studies for compliance with applicable requirements.

    The Company is, or may become, subject to federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices, and the use and disposal of hazardous substances, including infectious disease agents used in conjunction with the Company's research work. These regulations could increase the Company's costs and could have an adverse effect on the production and marketing of the Company's products.

    The Company anticipates that its products will be affected by the Clinical Laboratory Improvement Act of 1988 ("CLIA '88"). CLIA '88 sets forth performance requirements that apply to subject laboratories. CLIA '88 greatly expanded the number of laboratories that are subject to regulation. CLIA '88 is intended to insure the quality and reliability of all laboratory diagnostic testing in the United States by, among other things, establishing training and experience requirements for personnel operating clinical laboratories. Because the regulations implementing CLIA '88 have not yet been fully implemented, the Company is unable to assess its impact on the Company. See "The Company -- Domestic Regulation."

    11. Risks Related to Foreign Activities. The Company and its manufacturers may be subject to various import duties imposed by foreign governments applicable to both finished products and components and may be affected by various other import and export restrictions or duties as well as other developments having an impact upon international trade. These factors could, under certain circumstances, have an impact both on the manufacturing cost and the wholesale and retail prices of such products. To the extent that transactions relating to foreign sales, manufacturing of the Company's products and purchases of components involve currencies other than United States dollars, the operating results of the Company could be adversely impacted by fluctuations in foreign currency exchange rates. See "The Company -- Overseas Regulation and Distribution."

    12. Uncertainty of Market Acceptance; Dependence Upon Third Party Distributors. The Company has limited marketing capabilities and resources. Achieving market acceptance will require substantial marketing efforts and the expenditure of significant funds to inform potential consumers and the public of the perceived benefits of the Company's current and proposed products. Moreover, the Company does not have the financial or other resources to undertake extensive marketing and advertising activities. The Company has developed several strategic alliances and marketing arrangements, including joint ventures, licenses or distribution arrangements. The Company's prospects will be significantly affected by its ability to successfully develop and maintain its relationships with its joint venturers, licensors and distributors and upon the marketing efforts of such third parties. While the Company believes that any independent distributors and sales representatives with whom it enters into such arrangements will have an economic motivation to commercialize the Company's products, the time and resources devoted to those activities generally will be controlled by such entities and not by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to develop and maintain any third party distribution or marketing arrangements or that such arrangements, if established, will result in the successful commercialization of any of the Company's products.

    13. Dependence on Manufacturers. The Company relies on arrangements with third parties for the manufacture of two of its products. Such manufacturers, if located in the United States or if manufacturing products to be sold in the United States, must comply with GMP and pass pre-approval inspections by the FDA and periodic GMP inspections. There can be no assurance that the Company's manufacturer will continue to comply with GMP, that the Company will be able to locate additional manufacturers that comply with GMP and secure agreements with such manufacturers on terms acceptable to the Company. MML Diagnostic Packaging, Inc. ("MML"), manufactures Omni-SWAB and Saliva Sampler for the Company in the United States. There can be no assurance that MML will be able to meet the Company's requirements. See "The Company --Manufacturing."

    14. Dependence Upon Third-Party Suppliers. The Company believes that most of the components used in the manufacture of its proposed products are currently available from numerous suppliers located in the United States, Europe and Asia. The Company believes, however, that certain components are available from a limited number of suppliers. Although the Company believes that it will not encounter difficulties in obtaining these components, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of components and the possible inability to secure alternative sources of components could have a material adverse effect on the Company's ability to manufacture its products. In addition, development and regulatory approval of the Company's products in the United States are dependent upon the Company's ability to procure certain components and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of certain components in their PMAs, if any such component were no longer available from the specified supplier, FDA approval of a new supplier would be required, resulting in potential manufacturing delays.

    15. Dependence on Key Personnel. The success of the Company will be largely dependent on the personal efforts of Mr. Ronald L. Lealos, its President, and certain key management and scientific personnel. Although the Company has entered into a five-year employment agreement with Mr. Lealos, the loss of his services or the services of other key management or scientific personnel would have a material adverse effect on the Company's business and prospects. Competition among biotechnology companies for qualified employees is intense, and the loss of key personnel or the inability to attract and retain the additional highly skilled employees required for the Company's activities could adversely affect its business. There can be no assurance that the Company will be able to hire or retain such necessary personnel. See "Management."

    16.  Uncertainty of Patent Protection; Proprietary
Information. The Company has applied for ten United States patents on certain aspects of its saliva collection and diagnostic testing devices and to date, has been awarded eight of these patents. To the extent possible, the Company also anticipates filing patent applications for protection on future products and technology which it develops. There can be no assurance that patents applied for will be obtained, that any such patents will afford the Company commercially significant protection of its technology or that the Company will have adequate resources to enforce its patents. Inasmuch as the Company intends to sell its products in foreign markets, it is in the process of seeking foreign patent protection on its current products and technologies. The patent laws of other countries may differ from those of the United States as to the patentability of the Company's products and technologies and the degree of protection afforded. Other companies may independently develop equivalent or superior products and technologies and may obtain patent or similar rights with respect thereto. Although the Company believes that its products and technologies have been independently developed and do not infringe on the patents of others, there can be no assurance that the Company's products and technologies do not and will not infringe on the patents of others. In the event of infringement, the Company would, under certain circumstances, be required to modify its device or obtain a license. There can be no assurance that the Company will be able to do either of the foregoing in a timely manner or upon acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. There can be no assurance that the Company will have the financial or other resources necessary to successfully defend a claim of violation of proprietary rights. See "The Company -- Patents and Proprietary Information."

    The Company also relies on confidentiality and nondisclosure arrangements with certain of its employees, licensees and other entities engaged in joint product development and expects to enter into confidentiality agreements with its employees. There can be no assurance that these agreements, to the extent they are obtained, will provide meaningful protection to the Company.

    17. Product Liability; Insurance Coverage. The Company may be exposed to potential product liability claims by consumers. The Company maintains product liability insurance coverage in an amount up to $1,000,000 per occurrence, up to a maximum of $2,000,000. In the event of a product liability claim, there can be no assurance that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, insufficiency of insurance coverage could have a material adverse effect on the Company.

    18. Possible Delisting of Securities from NASDAQ System; Disclosure Relating to Low-Priced Stocks. The National Association of Securities Dealers, Inc. (the "NASD"), which administers NASDAQ, has established criteria for continued NASDAQ eligibility. In order to continue to be included in NASDAQ, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of the Company's securities in NASDAQ. In such event, trading, if any, in the Company's securities may then continue to be conducted in the non-NASDAQ over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, the Company would be subject to a Commission rule that, if the Company fails to meet certain criteria set forth in such rule, imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to effect transactions in the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in the secondary market. The Company has been required to increase its equity several times over the past few years in order to remain eligible for inclusion in NASDAQ. This could occur again due to the Company's limited net worth and continuing operating losses. There is no assurance that the Company will be able to acquire additional capital to continue to qualify for entry on NASDAQ as it has done before. Thus, there is no assurance that the Company will continue to remain eligible for continued inclusion on NASDAQ.

    19. No Dividends. To date, the Company has not paid any dividends on its Common Stock and does not expect to declare or pay any dividends in the foreseeable future.

                             DILUTION

    As of June 30, 1996, there were 21,350,785 shares of Common Stock issued and outstanding. The following table reflects the relative percentage of Common Share ownership in the Company, the cost per Common Share to the owners, and the net tangible book value per Common Share as of June 30, 1996, before and after giving effect to the exercise of all of the Warrants:


                           Prior to    Subsequent    Cost Per
                           Offering   to Offering   Common Share
                           --------   -----------   ------------

Present Shareholders          100%       93.4%         $1.00
Warrantholders                  0%        6.6%         $3.00

Net Tangible Book Value      $.1365     $.2830
Per Common Share (1)

(1) Net Tangible Book Value Per Common Share is defined as the tangible assets minus liabilities, as shown on the Company's balance sheet at June 30, 1996, divided by the number of Common Shares issued and outstanding.

    The net tangible book value of the outstanding Common Shares prior to this offering is approximately $.1365 per Common Share. Upon the exercise of all of the Warrants, net of the solicitation fee, the net tangible book value of such shares will increase to approximately $.2830 per Common Share at no cost to the present shareholders while the Warrantholder's equity will decrease from the $3.00 per Common Share exercise price to approximately $.2830 per Common Share. The increase in the equity of the present shareholders will be approximately $.1465 per Common Share while the decrease in the Warrantholder's equity will be approximately $2.717 per Common Share.

                         USE OF PROCEEDS

    The net proceeds to be realized by the Company from the exercise of the Warrants after deduction of the solicitation fee are estimated to be $3,933,000 if all of the Warrants are exercised. These funds will be added to the Company's working capital.

                        SELECTED FINANCIAL DATA

Balance Sheet Data

                                       December 31,
                  1991        1992        1993       1994       1995
                  ----        ----        ----       ----       ----
Working cap-
 tal (deficit)  $ 15,744  $(2,227,369) $ (775,410) $(465,603) $  (290,228)
Total assets     166,344      843,493   1,284,318    999,288    4,358,458
Total liabil-
 ities           110,092    2,912,637   1,378,112    745,297    3,381,147
Shareholders'
 equity           56,252   (2,069,144)    (93,794)   216,853      977,311
 (deficiency)

Income Statement Data


                               Year Ended December 31,

                  1991         1992        1993         1994       1995
                  ----         ----        ----         ----       ----
Net
 revenues       $347,457   $   23,620   $  229,330  $  460,673   $ 621,299

Net (loss)        (5,098)  (3,092,366)  (5,634,089) (3,357,771) (4,597,770)
Net (loss)
 per common
 share            (1.63)      (1.83)      (.70)       (.46)
Weighted
 average
 number of
 common
 shares
 outstanding                2,041,000    3,089,000   4,790,000   9,900,000

               GLOSSARY OF CERTAIN TECHNICAL TERMS

AIDS..............   Acquired Immunodeficiency Syndrome.  AIDS is
                     caused by the Human Immunodeficiency Virus, HIV.

ANTIBODY..........   A protein which is a natural part of the human
                     immune system produced by specialized cells to neutralize antigens, including viruses and bacteria, that invade the body. Each antibody producing cell manufactures a unique antibody that is directed against, binds to and eliminates one, and only one, specific type of antigen.

ANTIGEN...........   Any substance which, upon entering the body,
                     stimulates the immune system leading to the formation of antibodies. Among the more common antigens are bacteria, pollens, toxins, and viruses.

ASSAY.............   In medicine, a means of measuring a substance
                     of clinical interest. The results may be either qualitative, as in "yes/no" (such as pregnant/not pregnant) or quantitative, as in determining the number of red blood cells in a sample.

BIOTECHNOLOGY......  The commercial application of bioscience, representing the disciplines of molecular biology, cell biology, genetics, enzymology, immunology, bacteriology, biochemistry and fermentation processes through the use of living organisms.

DIAGNOSTIC.........  Pertaining to the determination of the nature or cause of a disease or condition. Also refers to reagents or procedures used in diagnosis to measure proteins in a clinical sample.

ELISA..............  Enzyme Linked Immunoabsorbent Assays.  Assays
                     in which an enzyme is employed to produce a color change indication for a reaction endpoint.

ENZYME.............  A protein that facilitates specific chemical reactions.

HIV................  Human Immunodeficiency Virus.  HIV (also called HIV-1), a retrovirus, causes AIDS. A similar retrovirus, HIV-2, causes a variant disease, sometimes referred to as West African AIDS. HIV infection leads to the destruction of the immune system.

IMMUNOASSAY........  An assay which exploits antigen-antibody reactions.

IMMUNOLOGY.........  The study of immunity to diseases.

IMMUNODIAGNOSTICS..  Diagnostic tests which use antigen/antibody reactions to determine the presence of a disease, disorder or condition.

PATHOGEN..........   A microorganism or substance which produces a
                     disease.

PROTOCOL..........   A procedure pursuant to which an
                     immunodiagnostic test is performed on a
                     particular specimen in order to obtain the desired reaction.

REAGENT............  A chemical added to a sample under
                     investigation in order to cause a chemical or biological reaction which will enable measurement or identification of a target substance.

RETROVIRUS.........  A type of virus which contains the enzyme
                     Reverse Transcriptase and is capable of
                     transforming infected cells to produce
                     diseases in the host such as AIDS.

SENSITIVITY........  Refers to the ability of an assay to detect and measure small quantities of a substance of interest. The greater the sensitivity, the smaller the quantity of the substance of interest the assay can detect. Also refers to the likelihood of detecting the antigen when present.

SPECIFICITY........  The ability of an assay to distinguish between similar materials.  The greater the
                     specificity, the better an assay is at
                     identifying a substance in the presence of substances of similar makeup.

VIRUS.............   A parasitic microorganism not visible by light
                     microscopy and dependent on host cells for its reproductive and metabolic needs.

                           THE COMPANY

 Saliva Diagnostic Systems, Inc., a Delaware corporation (the "Company") is primarily engaged in the development, manufacturing and marketing of proprietary specimen collection devices for use in conjunction with diagnostic assays and rapid blood and saliva-based tests designed to detect the presence of antibodies to the Human Immunodeficiency Virus (HIV) virus and other diseases and the presence of drugs of abuse, such as cocaine and marijuana. The Company has a limited operating history and limited revenues from product sales to date.

 The Company is the successor corporation to E&J Systems, Inc., a California corporation formed in 1986, which merged into a Delaware corporation in 1992. The Company has three subsidiaries. In 1994, the Company's (then) 90%-owned subsidiary, Saliva Diagnostic Systems (Asia) Ltd. ("SDS Asia"), formed Saliva Diagnostic Systems (Singapore) Pte. Ltd. ("SDS Singapore"). In 1995, the Company reacquired the minority interest (10%) in SDS Asia and the outstanding minority interest (19%) in SDS Singapore. Unless otherwise indicated, all references to the Company include the Company and its wholly-owned subsidiaries, SDS U.K., Ltd., SDS Asia and SDS Singapore.

 Principal Products

 The Company has two categories of products: medical specimen collection devices and rapid antibody immunoassays (tests).

 Sample Collectors

 In the sample collector (medical specimen) category of the Company's products, the Company has completed its current development activities and commenced preliminary distribution of its three specimen collection devices, Omni-SAL, Omni-Swab, and Saliva Sampler. To date, most of the Company's revenues have been derived from sales and licensing agreements for these products and their component parts. Omni-SAL and Omni-Swab are sold internationally through foreign distributors. Omni-Swab is also distributed in the United States. Saliva Sampler is distributed in the United States. See "Overseas Regulation and Distribution."

 Omni-SAL consists of a small absorbent paper pad attached to a stick, a visual sample adequacy indicator and a transport tube containing a buffer solution which stabilizes the saliva specimen for up to 21 days at ambient temperatures. To collect a saliva specimen, the device is placed under a subject's tongue, generally for no more than a few minutes. The sample adequacy indicator is designed to assure a sufficient quantity of saliva has been collected for analysis. The buffer solution permits the storage and transportation of the specimen between points of collection and testing, which is essential in developing countries where refrigerated storage may not be feasible, or where specimens are transported under uncontrolled conditions.

 Omni-SAL is used overseas to collect saliva samples for HIV and nicotine testing with other makers' assays. Omni-SAL is also used to collect saliva samples for research purposes, in studies of infectious diseases such as Hepatitis A, tuberculosis, schistosomiasis and leptospirosis, and for drugs of abuse such as cocaine and marijuana.

 Saliva Sampler is a saliva collection device approved by the FDA for the collection of saliva samples in the United States for general purposes.

 Until recently, saliva has not been an accepted diagnostic medium, due to lower antibody concentrations and potential impact of diet and enzymes in saliva. With the increased sensitivity of new diagnostic techniques, lower antibody concentrations are not a limiting factor. A large number of independent studies evaluating the use of saliva for various diagnostic purposes have been conducted worldwide and published within the last decade. As a result of these studies, saliva is now becoming recognized as an acceptable diagnostic medium for detecting the presence of certain analytes. These analytes include antibodies to various diseases, including HIV. To date, very few diagnostic assays for testing saliva samples have been commercialized. The Company believes that the market for saliva diagnostics will expand rapidly as new assays, developed by the Company and its competitors, become available.

 The Company completed initial development of Omni-Swab in 1994, and received approval from the U. S. Food and Drug Administration ("FDA") to distribute Omni-Swab in the United States for general medical purposes in 1994. Omni-Swab is a sample collection device comprised of a serrated cotton swab with an ejectable head. It is used to collect various body cells for a number of testing purposes, including DNA identification. The Company has granted Life Technologies, Inc. of Gaithersburg, Maryland, and Fitzco, Inc. of Maple Plain, Minnesota non-exclusive marketing rights to sell Omni-Swab.

 Rapid Antibody Immunoassays

 The second category of the Company's products is its rapid diagnostic assays for various diseases including HIV infection, Hepatitis A & B, Helicobacter pylori (H. pylori) and schistosomiasis. To date, the Company has completed its current development activities relating to two of its three HIV assays, Sero-Strip HIV-1/2 and Hema-Strip HIV-1/2. Saliva Strip HIV-1/2 is in the final stages of its current development activities. The Company is still in the development stages for its rapid assays for the detection of other infectious diseases and drugs of abuse.

 Sero-Strip HIV-1/2 ("Sero-Strip"), which uses serum and plasma to detect HIV antibodies, is currently being produced and sold in limited quantities. The Company commenced limited production and distribution of Sero-Strip in 1995. Sero-Strip is designed to be used in professional health care settings, where blood samples can be drawn, and serum and plasma can be separated. Other than a collection device, no medical equipment is needed to use the test, and no special handling or storage is required. Up to 30 tests can be performed with a single Sero-Strip kit. Sero-Strip appears to provide stable results within 15 minutes.

 Development of the current version of Hema-Strip HIV-1/2 ("Hema-Strip") which uses a drop of whole blood for analysis, was completed in March 1996 and the test is now being brought into production. Hema-Strip is designed so that it may be used outside clinical settings. The kit contains a collection device and is sold in lots of 30 individually packaged tests. No other equipment is required to use the test. Like Sero-Strip, the assay appears to produce stable results within 15 minutes. No special handling or storage appears to be required other than the avoidance of extreme conditions.

 Saliva Strip HIV-1/2 ("Saliva Strip"), an antibody assay with sample collection and processing incorporated, is intended to detect HIV antibodies in saliva. The current version of Saliva Strip is in the final stages of development. Studies to collect data for the test are underway in several countries in Asia, Latin America and Africa. Final packaging design of the test is not complete. During 1995, the Company commenced limited distribution of Saliva Strip to researchers in Mexico and Brazil. The Company is continuing to develop Saliva Strip for use in detection of other diseases and substances.

Domestic Regulation

 In the United States, under the Federal Food, Drug, and
Cosmetics Act ("the FDC Act"), the Food and Drug Administration ("FDA") regulates almost all aspects, including manufacture, testing, and marketing, of medical devices that are made or distributed domestically. The Company's domestically made and/or distributed products have received FDA approval for certain limited purposes. These include Omni-Swab and Saliva Sampler. The Company has not yet initiated activities for FDA approval of its products that are manufactured and distributed outside the United States.

 All medical devices are categorized by the FDA as Class I, Class II, or Class III. Class I devices are subject only to general control provisions of the FDC Act, such as purity, labeling and good manufacturing practices ("GMP"). Class II devices are required to also ensure reasonable safety and efficacy through performance standards and other controls. Class III devices must, in addition to fulfilling all other provisions of the FDC Act, meet extensive and rigorous FDA standards that may require clinical trials.

 A manufacturer of medical devices which can establish that a new device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a Class III medical device for which the FDA has not required a PMA (premarket approval application) can seek FDA marketing clearance for the device by filing a 510(k) Premarket Notification. The 510(k) Premarket Notification may have to be supported by various types of information, including performance data, indicating that the device is as safe and effective for its intended use as a legally marketed predicate device.

 The Company is pursuing several strategies for initiating FDA approval of its products not already approved for domestic distribution. These strategies include alliances with other companies and selling limited licensing rights to SDS products to companies who agree to seek FDA approval for them. The Company may also directly apply for FDA approval of those products.

 In 1994, the FDA approved Omni-Swab as a Class I medical device. In May 1995, in response to a "510K" application made by the Company, the FDA approved Saliva Sampler as a Class II device, accepting the Company's contention that, under the 510K application guidelines, Saliva Sampler demonstrated "substantial equivalency" to other non-saliva collection devices already in use for general purposes.

 The Company believes that all of its HIV products would, if submitted to the FDA, fall under the Class III category of medical devices. This includes the Company's saliva collection device, Omni-SAL, if marketed as a specimen collection device for HIV testing. The Company believes its proposed assay for H.pylori, however, could be approved as a Class II device. The Company believes its rapid tests for drugs of abuse when completed may qualify for a 510K application. There is no assurance that the Company's position with respect to these products will prevail with the FDA.

 If human clinical trials of a proposed device are required, and the device presents "significant risk," the manufacturer or distributor of the device will have to file an IDE (Investigational Device Exemption) with the FDA prior to commencing human clinical trials. The IDE must be supported by data, typically including the results of animal and mechanical testing. If the IDE application is approved, human clinical trials may begin at a specific number of investigational sites and is limited to the number of subjects approved by the FDA.

 The Company has generated supporting data for its immunoassays for diseases and conditions such as HIV infection, schistosomiasis and H.pylori.

 In 1994, the FDA approved the Company's request to classify Omni-SAL under the Investigational Device Exemption (IDE) provisions of the FDC Act, allowing the Company to manufacture and distribute Omni-SAL for the limited purpose of demonstrating the efficacy of using saliva as a diagnostic medium for HIV antibody testing.

 In 1995, the FDA approved the Company's request to review a premarketing application (PMA) for Omni-SAL, and authorized the Company to begin clinical trials in the United States. SDS has not conducted any clinical trials for Omni-SAL in the United States, although preclinical data has been generated for the device in the United States and foreign countries. The Company would be required to use other, FDA-approved confirmatory testing procedures during the trials.

 If and when the Company's products are approved by the FDA, they will be subject to continuing regulation by the FDA and state and local agencies. The FDA has established a number of requirements for manufacturers, including good manufacturing practices (GMP), and requirements regarding labeling and reporting. The failure to comply with these requirements can result in regulatory action, including warning letters, product seizure, injunction, product recalls, civil fines and prosecution. An FDA enforcement action could have a material adverse effect on the Company. To date, the Company has not been the subject of any FDA enforcement actions. The FDA also audits clinical studies for compliance with applicable requirements.

 Clinical Laboratory Improvement Act

 In 1988, Congress passed the Clinical Laboratory Improvement
Act ("CLIA '88"). CLIA '88 greatly expanded the number of laboratories that are subject to regulation. CLIA '88 sets forth performance standards that apply to subject laboratories. In February 1992, final regulations implementing CLIA '88 were issued. The Company believes these complex regulations may have a significant effect on diagnostic testing in the United States.

 While it is difficult to predict the ultimate impact of CLIA
'88 on the Company, it is possible that it may make it more costly and difficult for physicians to operate their own office laboratories, resulting in closure of some of these small private laboratories. This may reduce demand for some of the Company's products.

 New guidelines established by the FDA to implement CLIA '88 may also require the Company to generate additional testing data to support a PMA or 510(K) Pre-Market notification.

Overseas Regulation and Distribution

 Regulatory approval for medical devices varies from country to country. Some countries do not require regulatory approval when registering a product for sale to the private sector. Others rely on evaluations by the agencies such as the World Health Organization (WHO). The Company has submitted Sero-Strip to WHO for evaluation, and intends to submit its other HIV tests as well. Evaluation by WHO of Sero-Strip has been completed, and its final report will be released after it incorporates the Company's response to the analysis of the WHO's data.

 The following lists the Company's products, where the products are distributed, and where regulatory approval is pending (if needed). In certain cases, the Company has utilized the experience and assistance of local distributors in obtaining approval.

 1. Omni-SAL is being distributed or has been approved as a sample collection device for HIV testing and other uses in the following countries: Argentina, Bahamas, Brazil, Canada, China, Denmark, England, Finland, Greece, Ireland, Israel, Luxembourg, Mexico, Malaysia, New Zealand, Norway, Peru, Philippines, Singapore, Switzerland, Thailand, and Turkey. The Company has submitted Omni-SAL for approval as a sample collection device for HIV testing and other uses in France and South Africa, and plans to apply for approval in several other European and Middle Eastern nations.

      2. Omni-Swab is distributed to many of the same countries as Omni-SAL and the United States.

      3.   Saliva Sampler is distributed mainly in the United
States. FDA approval of this and Omni-Swab has pre-empted regulatory review in many countries outside the United States.

      4. Sero-Strip was approved for use and sale in Russia by the Russian Ministry of Health in 1996, and has received a certificate of free sale from Singapore, where it is manufactured. Sero-Strip is also approved in the United Kingdom. It is currently being distributed in Brazil, Malaysia, and Turkey, where regulatory approval is not required. The test is pending approval (where needed) in other Asian, European, and Latin American countries.
The Center for Disease Control in Atlanta, Georgia has concluded a preliminary study using Sero-Strip and ordered more of the tests for research use in Atlanta and epidemiological purposes in Kenya.

      5. Hema-Strip is pending regulatory approval in Russia, India, the Ukraine and the United Kingdom, and is being evaluated by several health institutes in Malaysia, where regulatory approval is not needed. Hema-Strip received a certificate of free sale from the Ministry of Health in Singapore in April 1996 which allows Hema-Strip to be manufactured in and distributed from Singapore to other countries, as well as Singapore. The Company intends to submit Hema-Strip to many if not all of the regions where its other products are distributed or pending approval.

      6. Saliva-Strip is in final stages of development in its current form. When completed, the Company intends to submit the device for approval (if needed) and distribution in the same areas where its other products are sold. There is no assurance, however, that any such approvals will be timely obtained or obtained at all.

Manufacturing

 Omni-SAL is manufactured and distributed from the Company's manufacturing facility in Singapore, while Omni-Swab and Saliva Sampler are manufactured at MML Diagnostic Packaging, Inc. ("MML") in the United States and distributed by the Company. Sero-Strip HIV 1/2 and Hema-Strip HIV 1/2 are also manufactured and distributed from the Company's facility in Singapore. Manufacturers, if located in the United States or if manufacturing products which are to be sold in the United States, must comply with good manufacturing practices ("GMP") and pass pre-approval inspections by the FDA and periodic GMP inspections. The Company has been advised by MML that MML is in compliance with GMP and FDA regulations.

 The Company believes that the components used in the manufacture of its current and proposed products are currently available from numerous suppliers located in the United States, Europe and Asia. The Company believes that certain components are available from a limited number of suppliers. Although the Company believes that it will not encounter difficulties in obtaining these components, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components.

Marketing

 The Company has directed its primary marketing and distribution efforts for most of its HIV products to international markets, principally in Asia, Latin America, Europe and the Middle East. Continuing data collection studies conducted by the Company in conjunction with overseas governments and health agencies have established relationships between the Company and these entities and promoted familiarity with the Company's products in these areas.

 For its other products, particularly the Company's proposed assay for the H. pylori bacteria, the Company has actively sought the attention of pharmaceutical corporations who manufacture or distribute therapies for peptic ulcers. The Company is currently in discussions with several such firms.

 The Company is also attempting to develop strategic alliances with other companies to jointly develop diagnostic tests which use saliva and/or blood as the testing specimen.

 There can be no assurance, however, that the Company's marketing efforts to develop alliances with other companies will be successful.

Principal Customers

 During the Company's fiscal year ended December 31, 1995
("Fiscal 1995"), two customers, Fitzco, Inc. and Osborn Laboratories, accounted for approximately 50% of the Company's revenues. In addition, the Company sold Omni-SWAB to the British government for use in its penal system to collect epithelial surface cells for DNA samples for identity testing and several insurance companies in Great Britain purchased Omni-SAL to test for HIV. A loss of any these customers would have a material adverse effect on the Company.

Licenses

 The Company intends to utilize certain licensees to assist it in distributing its products. In March 1995, the Company entered into a license agreement with Home Access Health Corporation ("Home Access") granting Home Access an exclusive license to utilize the Company's proprietary technology regarding Omni-SAL for a limited market segment. In September 1996 the license agreement was superceded (the "September Agreement"). Under the terms of the September Agreement, the Company granted to Home Access a two year, exclusive license (except for certain previously granted licenses) to use Omni-SAL in kits. In order to retain exclusively, Home Access is required to take specified steps by specific dates. Home Access shall pay the Company a royalty of $.25 per Omni-SAL product for the first 1,000,000 products utilized by Home Access, $.15 for the next 1,000,000 products and $.10 per product for Omni-Sal products in excess of 2,000,000.

 In March 1994, the Company granted a non-exclusive license to Orgenics, Ltd. ("Orgenics") pursuant to which Orgenics can make or have made diagnostic products incorporating the features of Omni-SAL. Orgenics has paid the Company an initial licensing fee of $200,000 and will pay 4% royalties on Orgenics' products which incorporate the Omni-SAL technology, and 6% royalties on kits of Omni-SAL sold by Orgenics. In addition, Orgenics received a warrant expiring in March 1997 to purchase up to $1,000,000 of the Company's Common Stock at a 40% discount from the average of the closing bid and ask prices during the ten days immediately prior to such purchase.

 In November 1995, the Company granted a five-year exclusive license to distribute its products in India. The Company will receive an 8% royalty for products sold.

Research and Development

 During the years ended December 31, 1995 and 1994, the Company's research and development expenses were approximately
$353,098 and $584,939, respectively.

Competition

 The saliva and blood-based collection and diagnostic testing market in which the Company participates is highly competitive.
The Company is aware of other corporations in the United States that have or are developing similar products. These companies include ChemTrak, Inc., Epitope Inc., Home Access Health Corp., Johnson & Johnson and Quidel and Trinity Biotech PLC, as well as universities and other research institutions. The Company's products will compete with these entities, some of which are well established and have substantially greater research, marketing, and financial resources than the Company. Both Home Access and Johnson & Johnson have developed blood-based products which have been approved by the FDA. Each of these products collects the sample specimen which is forwarded to a remote laboratory for testing.
The Company expects that competition will increase as the advantages of saliva-based and rapid testing become more widely recognized.

Patents and Proprietary Information

 The Company has applied for ten patents on certain aspects of its saliva collection and diagnostic testing devices. The Company has been awarded eight of these patents and there can be no assurance that any more patents will be obtained. Inasmuch as the Company intends to sell its products in foreign markets, it intends to seek foreign patent protection on such products and technologies. The patent laws of other countries may differ from those of the United States as to the patentability of the Company's products and technologies and the degree of protection afforded.

 Much of the technology developed by the Company is subject to trade secret protection. To reduce the risk of loss of trade secret protection through disclosure, the Company generally enters into confidentiality agreements with its employees. There can be no assurance that the Company will be successful in maintaining such trade secret protection or that others will not capitalize on certain of the Company's technology.


Personnel

 At October 7, 1996, the Company had 27 full-time employees and one part-time employee, including 18 persons engaged in research, development, testing and regulatory affairs and 10 persons engaged in administration, management and marketing. The Company considers its relations with its employees to be good. None of the Company's employees are represented by labor unions.

Description of Property

 The Company's executive offices and laboratory facility are located at 11719 NE 95th Street, Vancouver, Washington in a 7,488 square foot facility. The Company has additional laboratory facilities in a 3,020 foot facility located across the street from its principal facility. The premises are occupied pursuant to leases with an unaffiliated party which expire in August 31, 2002.

 The Company leases 432.80 square meters (approximately 4,500 square feet) in Singapore which it uses for offices and manufacturing facilities. The three-year lease is from an unaffiliated party and expires in June 1997.

Legal Proceedings

 Hardy v. Saliva Diagnostic Systems, Inc., Ronald L. Lealos,
Eugene Seymour and Richard S. Kalin, was brought in United States District Court, District of Connecticut by Mr. Luc Hardy, a former director and officer of the Company. The complaint lists several causes of action against the Company and the individual defendants, including breach of Mr. Hardy's employment agreement with the Company, intentional interference with contract by the individual defendants, slander and deceptive trade practices. The complaint seeks damages and punitive damages in an unspecified amount. The Company believes this complaint is without merit as Mr. Hardy was fired for cause and intends to vigorously defend itself. Discovery has been completed.

 In January 1996, the Company had filed suit against Home
Access Health Corporation ("Home Access") (Saliva Diagnostic Systems, Inc. v. Home Access Health Corporation) in Washington Superior Court, Clark County. The Company had entered into a license agreement with HAHC which gave HAHC the exclusive right to market Omni-SAL for home testing kits. In September 1996, the Company and Home Access resolved this dispute and entered into a license agreement which supercedes all prior agreements. See "The "Company -- Licensing".

 Meritxell Ltd. v. Saliva Diagnostic Systems, Inc., commenced in the United States District Court for the Southern District, involves the conversion rate of a convertible debenture issued to it by the Company. The Company believes the suit is without merit inasmuch as the plaintiff failed to comply with all of the terms of the convertible debenture. Plaintiff is seeking damages in an unspecified amount. The suit is in the preliminary stages and management of the Company intends to vigorously defend the Company.

 Other than that set forth above, to the best knowledge of the Company, no other material legal proceedings are pending or have been threatened.

                         DIVIDEND POLICY

 To date, the Company has not declared or paid any dividends on its Common Stock. The payment of future dividends, if any, on the Common Stock, is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends on its Common Stock in the foreseeable future, but instead intends to retain all future earnings, if any, for use in the Company's business operations.


               MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

 The following discussion and analysis of financial condition results of operations for the years ended 1995, 1994 and 1993 and the six month periods ended June 30, 1996 and June 30, 1995 should be read in conjunction with the financial statements and notes thereto included herein.


General

 Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva and blood-based collection devices and rapid tests for infectious diseases and drugs of abuse. Other than sales of the Company's collection devices, the Company has not yet commenced any significant product commercialization. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $18,846,137 at June 30, 1996. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's ability to continue as a going concern is dependent on its ability and to attain future profitable operations or to continue to raise additional capital.

Six Months Ended June 30, 1996 Compared to Six Months Ended June
30, 1995

 The Company had total revenues of $348,395 and $281,762 for the six months ended June 30, 1996 and 1995, respectively. The increase in revenues was primarily the result of sales of Omni-SAL from the Company's Singapore facility and sales of Omni-SWAB.

 Costs and expenses increased to $2,432,685 from $2,354,481 for the six months ended June 30, 1996 and 1995, respectively. This increase was largely attributable to an increase in personnel and salaries.

Year Ended December 31, 1995 Compared to Year Ended December 31,
1994.

 Revenues for the year ended December 31, 1995 ("Fiscal 1995") were $621,299, as compared to revenues of $460,673 for the year ended December 31, 1994 ("Fiscal 1994"). The increase in revenues was primarily attributable to sales of Omni-SAL from the Company's Singapore facility and sales of Omni-SWAB.

 Research and development costs for Fiscal 1995 decreased to $353,098 from $584,939 in Fiscal 1994. The decrease was a result of the Company's attempt to control costs in light of its limited capital resources.

 Selling, general and administrative expenses ("SGA") for Fiscal 1995 were $4,158,641, an increase of $1,232,020, or approximately 42% from $2,926,621 for Fiscal 1994. The Company attributes the increase in SGA to an increase in salaries paid to consultants and employees and costs associated with the Company's capital-raising activities.

 For Fiscal 1995, the Company incurred a net loss of $4,597,770, or $.46 per share as compared to a net loss of $3,357,771, or $.70 per share for Fiscal 1994, an increase of $1,239,999 (a decrease of $.24 per share).

Year Ended December 31, 1994 Compared to Year Ended December 31,
1993.

 Revenues for the year ended December 31, 1994 ("Fiscal 1994") were $460,673, as compared to revenues of $229,330 for the year ended December 31, 1993 ("Fiscal 1993"). The increase in revenues was primarily attributable to sales of Omni-SAL from the Company's Singapore facility and license fees.

 Research and development costs for the Fiscal 1994 decreased to $584,939 from $1,548,659 in Fiscal 1993. The decrease was a result of the Company's attempt to control costs in light of its limited capital resources.

 Selling, general and administrative expenses ("SGA") for Fiscal 1994 were $2,926,621 an increase of $24,450, or approximately one percent, from $2,902,171 for Fiscal 1993. During Fiscal 1994, SGA expenses were similar to those during the previous year.

 For Fiscal 1994, the Company incurred a net loss of $3,357,771 or $.70 per share, as compared to a net loss of $5,634,089, or $1.83 per share for Fiscal 1993, a decrease of $2,276,318. The reduction in net loss was primarily due to a significantly reduced write-off of loan fees, lower research and development expenses and greater revenues.

Liquidity and Capital Resources

 The Company's working capital at June 30, 1996 was $2,298,376.
It had a working capital deficit of $290,228 at December 31, 1995. Its current ratio was 4.86 to 1 at June 30, 1996 compared to .91 to 1 at December 31, 1995.

 During the six months ended June 30, 1996, net cash used by the Company's operating activities was $1,935,381 as compared to $1,509,237 of cash used in operating activities in the six months ended June 30, 1995. The primary use of funds during both periods was to finance losses from operations.

 Cash used in investment activities for the first six months of 1996 was $297,234 as compared to cash used of $81,480 in the year ago period. The primary use of funds in both periods was the purchase of equipment.

 Cash provided from financing activities in the six months ended June 30, 1996 was $1,981,312 as compared to cash provided from these activities in the same period of 1995 of $1,818,646.

 In October and November 1995, the Company sold a principal amount of $3,685,000 nine percent convertible debentures to 12 overseas investors. The convertible debentures were converted into an aggregate of 7,901,380 shares of Common Stock from December 1995 through March 1996 (approximately 40% of the outstanding shares).

 In November 1995, the Company received gross proceeds of $300,000 from a private offering of its securities. The offering consisted of Units; each Unit cost $100,000 and contained 100,000 shares of Common Stock and a warrant to purchase an additional 150,000 shares at an exercise price of 50% of the closing bid price of the shares of Common Stock as reported by NASDAQ on the date the holder elects to exercise his warrant. In January 1996, holders of an aggregate of 345,000 warrants have elected to exercise their warrants for an aggregate purchase price of $101,952. Mr. Ronald Lealos, the President of the Company, purchased .3 Units and exercised his warrant to purchase 45,000 shares. Dr. Eugene Seymour and Dr. M.J. Scheinbaum, directors of the Company, each purchased one Unit and each exercised his warrant to purchase an additional 150,000 shares.

 From November 1994 through March 1995 the Company received gross proceeds of approximately $2.1 million from a private offering of its securities, pursuant to which it issued 4,545,000 shares of Common Stock.

 In March 1994, as a result of entry into a license agreement with Orgenics Ltd., Orgenics Ltd. was granted a three year option, expiring in March 1997, to purchase up to $1,000,000 (but not more than 19%) of the Common Stock at 60% of the average of the closing bid and asked price for the Common Stock during the ten trading days prior to such purchase.

 The Company has significant requirements for capital to continue to fund its activities. As a result of the above-described activities, management believes it has adequate resources to fund its current activities for the next several months. After this period, unless the Company has developed alternative financing arrangements, it will likely be required to obtain additional capital to continue to fund its activities. There is no assurance, however, that such additional capital will be available, or if available, whether it will be available on terms acceptable to the Company.

MARKET FOR REGISTRANT'S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

 The Common Stock is traded in the Over-the-Counter market and is quoted on NASDAQ.

 The following table sets forth, in each fiscal quarter for the Company's two most recent fiscal years, and its two fiscal periods in 1996, high and low bid quotations for the Common Stock. Quotations represent prices between dealers, do not include retail markup, markdown, or commissions and may not represent actual transactions.

Quarter Ended                  High Bid         Low Bid

June 30, 1996                   4.9375          1.625
March 31, 1996                  2.4375           .46875

Quarter Ended                  High Bid         Low Bid

December 31, 1995               3.1875           .6875
September 30, 1995              4.50            2.8125
June 30, 1995                   4.125           2.3125
March 31, 1995                  3.00             .5625

Quarter Ended                  High Bid         Low Bid

March 31, 1994                   5.00             3.00
June 30, 1994                    3.75            1.00
September 30, 1994               2.625           1.25
December 31, 1994                1.6875          1.00

 On October 7, 1996, the closing bid price in the Over-the-Counter market for the Common Stock, as reported by NASDAQ, was $2.50 and the closing bid for the Company's warrants to purchase
1,380,000 shares of Common Stock at $.34375 per share, as reported by NASDAQ.

 On October 7, 1996, there were approximately 410 holders of record of the Common Stock. The Company believes that there are significantly more beneficial holders of the Common Stock as many
of the shares of Common Stock are held in "street" name.   There
were also 29 holders of record of the publicly-traded warrants. See "Description of Securities."


                            MANAGEMENT

                                Position with          Director
Name                      Age   the Company             Since

David Barnes, MD         51     Director              November 1993

Ronald L. Lealos         47     President and
                                Director               January 1992

Kenneth J. McLachlan     49     Director and Chief    December 1995
                                Financial Officer

M.J. Scheinbaum, MD      55     Director              February 1996

Hans R. Vauthier          71    Director              May 1996

 Dr. David Barnes. Dr. Barnes, a pathologist, was elected to the Board of Directors in November 1993. Dr. Barnes has been the Managing Director of SDS International Ltd. (U.K.) ("SDS-UK") since commencement of its operations. Prior to being Managing Director of SDS-UK, Dr. Barnes was Director of Medical Services for Hemotex Ltd., a laboratory service mainly dealing with the U.K. insurance industry. He was responsible for forming a joint-venture partnership with the Royal London hospital. Before this, Dr. Barnes worked in South America and in Saudi Arabia where as Deputy Minister of Health he was responsible for the medical aspects of the Saudi Kingdom's hospital building program.

 Ronald L. Lealos.   Mr. Lealos was elected President and
Treasurer in July 1993, and Director and General Manager in January 1992. He has been employed by the Company since September 1990, when the Company commenced its current business activities. Since commencement of his employment to date, Mr. Lealos has overseen the research work on the Company's products, directed the Company's manufacturing operations and has coordinated much of the Company's research activities.

 M.J. Scheinbaum, MD. Dr. Scheinbaum was elected to the Board of Directors in February 1996 to fill a vacancy. Dr. Scheinbaum, a psychiatrist, has been in private practice since 1970. Dr.
Scheinbaum received his medical degree in 1966 from Howard
University Medical School.

 Kenneth J. McLachlan. Mr. McLachlan was elected to the Board of Directors in December 1995 to fill a vacancy. In May 1996, Mr. McLachlan was appointed Chief Financial Officer of the Company. From 1988 until 1993, Mr. McLachlan served as Chief Financial Officer and Executive Vice President of Corange Boehringer Mannheim, a privately-owned multinational health care group. In 1993, he founded his own international finance and tax firm, located in the Netherlands. Mr. McLachlan is a director of Burnfield PLC, a publicly-held company located in Great Britain.

 Hans R. Vauthier, Ph.D. Dr. Vauthier was appointed to the
Board of Directors in May 1996 to fill a vacancy which occured upon the resignation of Dr. Eugene Seymour. Since 1981, Dr. Vauthier has been a principal of Vauthier & Partner A.G., a consulting firm located in Berne, Switzerland which assists pharmaceutical companies in discovering and developing new products. Dr. Vauthier received his doctorate in economics and business administration from the University of Berne in Switzerland.

 During the year ended December 31, 1995 ("Fiscal 1995"), the
Board of Directors had six meetings and acted five times by unanimous consent. The Company currently does not have a standing audit, compensation or nominating committee.

OTHER EXECUTIVE OFFICERS
                                                        Position
Name                 Age  Position With the Company     Held Since

Willfried             52   Vice President for           1993
Schramm, Ph.D.             Research & Development

Duke van             51    Managing Director            1993
Kalken

 Willfried Schramm, Ph.D. Dr. Schramm has been Vice President for Research and Development of the Company since August 1993. He commenced his employment with the Company in 1993. From 1985 until his commencement of employment by the Company, he was Vice President for Research and Development for BioQuant, Inc., Ann Arbor, Michigan ("BioQuant"), where he conducted research on biotechnical issues including usage of saliva as a diagnostic specimen. Dr. Schramm was also on the Board of Directors of BioQuant from 1991 until 1993. Dr. Schramm received his Ph.D. in chemistry from the University of Hamburg in 1977.

 Duke van Kalken.  Mr. van Kalken has been Managing Director of
SDS (Singapore) Pte. Ltd. since April 1993 and has been Managing Director of SDS (Asia) Ltd. Hong Kong since May 1992. From December 1991 until May 1992, Mr. van Kalken was a consultant to the Bangkok Royal Country Club in Thailand and to Golf Digest Magazine. From January 1988 until December 1992, he was President of Saugatuck Investment Co. in Westport, Connecticut, which specialized in real estate investments.

EXECUTIVE COMPENSATION

 The following table sets forth information relating to the cash compensation received during Fiscal 1995 and the Company's fiscal years ended December 31, 1994 and 1993 by the Company's executive officers:

                    SUMMARY COMPENSATION TABLE

                                                             Long Term
Name and                            Annual Com-    Other     Compen-
Principal            Fiscal    pensation      Annual Com-    sation
Position             Year      Salary ($)     pensation ($)  Options
Ronald L. Lealos     1995       31,925         $130,000(1)   400,000
  President          1994      106,200             -         130,000
                     1993       93,625           17,731         -

Duke van Kalken      1995      123,220           58,300(2)    50,000
  Managing           1994      136,800           69,308(2)   130,000
  Director           1993      100,351           68,411(2)      -

                  SUMMARY COMPENSATION TABLE (Cont'd)

                                                             Long Term
Name and                       Annual Com-    Other          Compen-
Principal            Fiscal    pensation      Annual Com-    sation
Position             Year      Salary ($)     pensation ($)  Options
Willfried            1995      100,000             -         125,000
  Schramm

Dr. David Barnes     1995      131,750             -         175,000
  Managing
  Director
_________________

 (1) Received 230,000 shares of Common Stock in the Company in lieu of $130,000 salary.

 (2)  Additional foreign cost of living allowance.

EMPLOYMENT AND CONSULTING AGREEMENTS

 In January 1995 the Company entered into a five year employment agreement with its President, Ronald L. Lealos. The employment agreement provides for an annual base compensation of approximately $250,000 plus an unaccountable travel allowance of $12,000. The employment agreement also provides that the Company provide Mr. Lealos with any benefits received by the Company's other executive employees including health and life insurance in addition to certain other benefits.

 In January 1994, the Company and its subsidiary, SDS Asia, entered into a three year consulting agreement with Duke van Kalken under which Mr. van Kalken receives an annual salary of US $60,000. In addition, Mr. van Kalken was granted an option to purchase
50,000 shares of Common Stock.

STOCK OPTION PLANS

 On March 19, 1992, the Company adopted a Stock Option Plan
(the "1992 Plan") pursuant to which options to purchase up to an aggregate of 350,000 shares of Common Stock could be granted. Such options shall be non-incentive options.

 On May 17, 1994, the Company adopted a 1994 Stock Option Plan (the "1994 Plan") pursuant to which options to purchase up to 350,000 shares of Common Stock may be granted to employees, consultants, advisors to the Company's Board of Directors, and qualified directors. Options granted pursuant to the Plan may be incentive options or non-qualified options as such terms are defined in the Internal Revenue Code of 1986, as amended (the 1992 Plan and the 1994 Plan are collectively referred to as the "Plans").

 The Plans are administered by the Board of Directors which has the authority to determine the persons to whom options may be granted, the number of shares of Common Stock to be covered by each option, the time or times at which the options may be granted or exercised whether under the 1994 Plan, the options are to be incentive options or non-qualified options and, for the most part, the terms and provisions of the options. The exercise price of options granted under the Plans may not be less than the fair market value of the shares of Common Stock on the date of grant. The following tables indicate the options granted to officers and directors of the Company during Fiscal 1995:

                 OPTION GRANTS DURING FISCAL 1995

                               Percent of
                               Total Options            Expira-
                     Options   Granted in     Exercise  tion
Name                 Granted   Fiscal Year    Price($)  Date
David Barnes         175,000   16.2%            $1.00   3/2/98

Duke van Kalken       50,000    4.6%            $1.00   3/2/98

Ronald L. Lealos     400,000   37.1%            $1.00   3/2/98

Willfried Schramm     75,000    7.0%            $1.00   3/2/98

Willfried Schramm     50,000    4.6%            $2.38   3/25/99

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1995
                          AND OPTIONS/SAR VALUES

                                                            Value of
                                                            Unexercised
                                             Number of      In-the-money
                  Shares                     Unexercised    Options at
                  Acquired on   Value        Options (All   Year End(All
Name              Exercise(#)   Realized($)  Exercisable)   Exercisable)
Dr. David Barnes    0            0            187,500          0
Ronald Lealos       0            0            530,000          0

COMPENSATION OF DIRECTORS

 Directors are not compensated for their services as such, including attendance at directors' and other meetings. All non-employee directors are entitled to an option grant for 3,000 shares of Common Stock under the Plans.


                          PRINCIPAL SHAREHOLDERS

 The following table sets forth certain information as of October 1, 1996 and as adjusted to reflect the sale of the securities offered hereby, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company who beneficially owns more than five (5%) percent of the outstanding shares of Common Stock, (ii) each director of the Company, and
(iii) all officers and directors of the Company as a group:

                        Number of
Name                    Shares            Percentage of
and Address of          Beneficially      Outstanding
Beneficial Owner        Owned(1)          Shares of Common Stock

                                          Before      After
                                          Offering    Offering(6)
Eugene Seymour, M.D.    1,352,401(2)        6.3%      5.9%
1465 Monaco Drive
Pacific Palisades,
  CA  90272

Mr. Ronald Lealos       1,171,921(3)        5.3%      5.0%
11719 NE 95th Street
Vancouver, WA 98682

David Barnes, MD          283,000(4)        1.3%      1.2%
11 Sovereign Close
Sovereign Court
London E19 HW England

Kenneth J. McLachlan         -               -      -
403 Collingwood House
Dolphin Square
London SW1 3NF England

Hans R. Vauthier             -               -      -
Steinengraben 28
Ch-4051
Basel, Switzerland

M. Joel Scheinbaum        750,000(6)        3.5%      3.3%
7509 W. 83rd Street
Los Angeles, CA  90293

All Officers and        2,204,921(3)(4)     9.9%      9.3%
Directors as a                      (5)
Group (5 persons)


* Less than 1%.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named below has sole voting and investment power with respect to the shares shown as beneficially owned.

(2) Includes (i) options to purchase 38,000 shares of Common Stock at exercise prices ranging from $1.00 per share to $2.625 per share, and (ii) 37,500 shares of Common Stock and warrants to purchase
    80,000 shares of Common Stock exercisable at prices ranging from $2.00 to $3.50 per share owned by Wilshire Medical Group Defined
    Benefit Pension Plan, of which Dr. Seymour is Trustee.

(3) Includes options to purchase 530,000 shares of Common Stock at exercise prices ranging from $1.00 per share to $1.375 per share.
    Does not include options to purchase 300,000 shares of Common Stock which Mr. Lealos agreed not to exercise until the Company's
    Certificate of Incorporation is amended.

(4) Includes options to purchase 283,000 shares of Common Stock at exercise prices ranging from $1.375 per share to $5.50 per share.

(5) Includes warrants to purchase 100,000 shares of Common Stock at $2.00 per share.

(6) Assumes exercise of all of the Warrants.

    The Company is unaware of any arrangement, the operation of which, at a subsequent date, may result in a change of control of the Company.



                   CERTAIN TRANSACTIONS

    During the four fiscal years ended December 31, 1995, Dr.
Seymour lent the Company substantial amounts of money to fund its operations. During Fiscal 1994 and Fiscal 1995, the Company converted the remaining balances of loans it received from Dr.
Seymour into shares of Common Stock at the rate of $1.00 per share.
Dr. Seymour received 231,120 and 90,000 shares in exchange for his loans during Fiscal 1994 and Fiscal 1995, respectively. During
Fiscal 1994, the Company also terminated Dr. Seymour's employment contract, and issued Dr. Seymour 75,000 shares as consideration for the termination and as settlement of amounts due under the employment agreement.

    During Fiscal 1994 and Fiscal 1995, the Company conducted a private placement of its securities (the "Private Placement") whereby it sold an aggregate of 4,545,000 shares of Common Stock and a two year warrant to purchase an aggregate of 225,000 shares of Common Stock at $2.00 per share (the "Private Placement
Warrants.") for approximately $2,200,000. A pension plan affiliated with Dr. Seymour (the "Pension Plan") acquired 450,000 shares of Common Stock and a warrant to purchase 75,000 shares at an exercise price of $2.00 per share in the Private Placement. The
Pension Plan acquired the securities on the same terms as the other investors in the Private Placement who acquired their securities before January 1, 1995. Mr. Lealos purchased 200,000 shares of
Common Stock in the Private Placement on the same terms as the other investors in the Private Placement. All of the shares of Common Stock and the shares underlying the Private Placement
Warrants issued in this private placement are being registered pursuant to the registration statement of which this Prospectus forms a part.

    In April 1995, Dr. Chyang Fang, a former director and employee of the Company, and the Company agreed to terminate Dr. Fang's contract. The settlement agreement provided that Dr. Fang could exercise his five year option to purchase 100,000 shares of the Company's Common Stock; the first 50,000 options were exercised in April 1995; the remaining options, exercisable in April 1996, remain unexercised and will expire on April 1999.

    In November 1995, the Company received gross proceeds of $300,000 from a private offering of its securities. The offering consisted of Units; each Unit cost $100,000 and contained 100,000 shares of Common Stock and warrants to purchase an additional
150,000 shares at an exercise price of 50% of the closing bid price of the shares of Common Stock as reported by NASDAQ on the date the holder elects to exercise his warrant. In January 1996, holders of an aggregate of 345,000 warrants have elected to exercise their warrants for an aggregate purchase price of $101,952. Mr. Lealos purchased 0.3 Units and exercised his warrant to purchase 45,000 shares of Common Stock. Drs. Eugene Seymour and M.J. Scheinbaum, directors of the Company, each purchased one Unit and each exercised his warrant to purchase an additional 150,000 shares of Common Stock. All of the shares of Common Stock issued in this private offering are being registered pursuant to the registration statement of which this Prospectus forms a part.

Other Transactions

    As to each transaction between the Company and an affiliate of the Company, a majority of the disinterested members of the Board of Directors determined that such transactions were on terms at least as fair as had they been consummated with unrelated third parties. The Board of Directors has adopted a policy that in the future, before it enters into any transactions with a related party, it will be a requirement for a similar determination to be made by a majority of the Company's disinterested directors.


                    DESCRIPTION OF SECURITIES
General

    The Company's Certificate of Incorporation authorizes the
Company to issue up to 25,000,000 shares of Common Stock, par value
$.01 per share.  As of the date of this Prospectus, 21,885,785 shares of Common Stock are outstanding not including 1,380,000 shares registered pursuant to this Prospectus.

Common Stock

    The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.
There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common
Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued against the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

Public Warrants

    The Warrants which are publicly traded were issued in connection with the Company's March 1993 public offering. The
Company has 1,380,000 outstanding Warrants; each Warrant entitled the registered holder thereof (the "Warrantholders") to purchase one share of Common Stock at a price of $7.20, subject to adjustment in certain circumstances, until 5:00 p.m., Eastern Time, on March 2, 1996. The Board of Directors of the Company extended the expiration date of the Warrants to December 31, 1996 and amended the exercise price to $3.00.

    The Warrantholders shall have exercise rights until the close of business on the date fixed for redemption.

    The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of American Stock Transfer & Trust Co. (the "Warrant Agent"), with the exercise form on the reserse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) to the Warrant Agent for the number of Warrants being exercised. The
Warrantholders do not have the rights or privileges of holders of Common Stock.



                        TERMS OF OFFERING

    The Company, through American Stock Transfer & Trust Company, as Warrant Agent, is offering 1,380,000 Common Shares upon the
exercise of 1,380,000 Warrants presently outstanding.   Each
Warrant evidences the holder's right to purchase one Common Share at any time prior to 5:00 P.M. E.S.T. until October 31, 1996.

    Warrantholders who wish to exercise their Warrants should:

    (a) properly complete and execute the back portion of the Warrant Certificate for the number of Warrants which are to be exercised;

    (b) include a check payable to Saliva Diagnostic Systems, Inc. in an amount equal to $3.00 times the number of Common Shares being purchased (the number of Common Shares purchased will equal the number of Warrants which are exercised);

    (c) mail the executed Warrant Certificate and check to American Stock Transfer & Trust Company, 40 Wall Street, New York,
New York  10005.

    Whale Securities Co., L.P. shall be entitled to a fee of five percent of the gross proceeds realized by the Company from the exercise of the Warrants.


                          LEGAL MATTERS

    The validity of the securities being offered will be passed upon for the Company by Kalin & Banner, 757 Third Avenue, New York,
New York 10017. Mr. Richard S. Kalin, a partner in Kalin & Banner, is an assistant Secretary of the Company and owns 45,000 common shares.

                             EXPERTS

    The financial statements of the Company for the fiscal years ended December 31, 1993, 1994 and 1995 included in this Prospectus and in the Registration Statement have been audited by Hollander, Gilbert & Co., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.




            INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the General
Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Delaware Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

    Article tenth of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 145 of the Delaware Corporation Law.

    The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE
SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR
PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING
PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF
THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS
AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS
THEREFORE UNENFORCEABLE.

                      ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange
Commission (the "Commission"), Washington, D.C., a Registration
Statement on Form S-1 (the "Registration Statement") under the
Securities Act with respect to the Common Stock offered by this
Prospectus.  This Prospectus, filed as part of such Registration
Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.  For further information with respect to the
Company and this offering, reference is made to the Registration
Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth
Street, NW, Washington, DC, 20549.   Copies of the Registration
Statement may obtained from the Commission at its principal office upon payment of prescribed fees.  Statements contained in this
Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the
applicable document filed with the Commission.  The Registration
Statement and such exhibits and schedules may be inspected without charge at the public reference facilities maintained by the
Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,
Washington, D.C. 20549 and at the regional offices of the
Commission located at Seven World Trade Center, New York, New York
10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois
60661-2511.  Copies of such materials may be obtained from the
Public Reference Section of the Commission, Room 1024, Judiciary
Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its
public reference facilities in New York, New York and Chicago,
Illinois, at prescribed rates.


         SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors                    F-2

Consolidated Balance Sheets as of                 F-3
    December 31, 1993, 1994 and 1995
    and June 30, 1996 (Unaudited)

Consolidated Statements of Operations -            F-6
    For the Years Ended
    December 31, 1993, 1994 and 1995 and
    Six Months Ended June 30, 1995
    and 1996 (Unaudited)

Consolidated Statement of Stockholders'           F-8
    Equity For the Years Ended
    December 31, 1993, 1994 and 1995 and
    Six Months Ended June 30, 1996
    (Unaudited)

Consolidated Statements of Cash Flows -            F-14
    For the Years Ended
    December 31, 1993, 1994 and 1995 and
    Six Months Ended June 30, 1995
    and 1996 (Unaudited)

Notes to Consolidated Financial Statements        F-18















                               F-1

                  REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Saliva Diagnostic Systems, Inc.

We have audited the consolidated balance sheets of Saliva
Diagnostic Systems, Inc. and subsidiaries as of December 31, 1993,
1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Saliva Diagnostic Systems, Inc. and subsidiaries as of December 31, 1993, 1994 and 1995 and the results of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 3, the Company's recovery of goodwill aggregating $585,000 at December 31, 1995 is dependent on the future development of commercial viability of its products. The ultimate outcome of this uncertainty cannot presently be determined. Accordingly, the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Hollander, Gilbert & Co.
Los Angeles, California
March 29, 1996
                               F-2



           SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

                                ASSETS

                                     December 31,           June 30,
                               -------------------
                           1993         1994      1995       1996
                           ----         ----      ----      --------
                                                          (Unaudited)
CURRENT ASSETS
Cash                   $ 257,408    $ 96,431  $2,688,014   $2,436,711
Accounts receivable       73,411      47,039      43,291       80,061
Stock subscription
  receivable              22,533
Inventories (Note 4)     155,682      92,600     300,161      352,834
Prepaid expenses                                  28,956       24,768
                         -------     -------   ---------     --------
TOTAL CURRENT ASSETS     509,034     236,070   3,060,422    2,894,374
                         -------     -------   ---------    ---------
PROPERTY AND EQUIPMENT,
  Net (Note 5)           523,511     560,284     470,593      654,175
                         -------     -------   ---------    ---------
OTHER ASSETS
Deposits                  17,895      64,156      70,019       73,022
Patents and trademarks,
  net of accumulated
  amortization of $8,193
  in 1993, $18,952 in 1994
  and $29,983 in 1995
  and $34,583 at June
  30, 1996               118,428     133,778     127,057      122,458
Goodwill, net of
  accumulated amortiza-
  tion of $15,000 in 1995
  and $45,000 at June 30,
  1996 (Note 3)                                  585,000      555,000
Prepaid loan fees
  (Note 6)               80,450                   45,367
Prepaid consulting
  fees                   35,000       5,000
                     ----------    --------   ----------   ----------
TOTAL OTHER ASSETS      251,773     202,934      827,443      750,480
                     ----------    --------  ----------   ----------
                     $1,284,318    $999,288   $4,358,458   $4,299,029
                     ==========    ========   ==========   ==========


         See accompanying Notes to Consolidated Financial Statements.


                                  F-3

            SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                CONSOLIDATED BALANCE SHEETS, Continued

                 LIABILITIES AND STOCKHOLDERS' EQUITY

                                      December 31,           June 30,
                                  ------------------
                             1993       1994        1995       1996
                             ----       ----        ----       ----
                                                            (Unaudited)
CURRENT LIABILITIES
Accounts payable and
  accrued expenses         $334,844    $569,960    $500,078    $492,821
Accrued interest payable     68,217       8,000      49,703      68,240
Advances from majority
   stockholder              231,120

Current portion of long-
  term debt and obliga-
  tions under capital
  leases (Note 8)           650,263      23,713      15,869      34,937
Convertible debentures
  (Note 6)                              100,000   2,785,000
                           ---------    -------   ---------     -------
TOTAL CURRENT LIABILITIES  1,284,444    701,673   3,350,650     595,998
                           ---------    -------   ---------     -------
LONG-TERM DEBT AND OBLIG-
  ATIONS UNDER CAPITAL
  LEASES, net of current
  portion (Note 8)            93,668     43,624      30,497     111,844
                           ---------    -------   ---------     -------
MINORITY INTEREST
  (Note 3)                               37,138
                           ---------    -------   ---------     -------
COMMITMENTS AND CONTIN-
  GENCIES (Note 8)










           See accompanying Notes to Consolidated Financial Statements.

                                  F-4


           SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                CONSOLIDATED BALANCE SHEETS, Continued

            LIABILITIES AND STOCKHOLDERS' EQUITY, Continued

                                      December 31,             June 30,
                             1993       1994        1995         1996
                             ----       ----        ----         ----
                                                              (Unaudited)
STOCKHOLDERS' EQUITY
  (Note 6)
Common stock - author-
  ized 25,000,000 shares,
  $.01 par value, issued
  and outstanding
  3,370,842, 6,304,332,
  13,126,366 and 21,350,785
  at December 31, 1993,
  1994, 1995 and June 30,
  1996, respectively         33,708        63,043     131,264     213,510
Additional paid-in
  capital                 8,732,143    12,434,356  17,726,578  22,375,931
Note receivable related
  to sale of stock          (83,825)      (83,825)    (83,825)   (83,825)
Cumulative foreign
  translation adjustment     30,486       (32,644)    (34,859)   (68,292)
Accumulated deficit      (8,806,306)  (12,164,077)(16,761,847)(18,846,137)
                          ---------    ----------  ----------- ----------
TOTAL STOCKHOLDERS'
  EQUITY                    (93,794)      216,853     977,311  3,591,187
                          ---------    ----------  ----------- ----------
                         $1,284,318   $   999,288 $ 4,358,458 $4,299,029
                          =========    ==========  ===========  =========


                 See accompanying Notes to Consolidated Financial Statements.


                                              F-5

                   SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                  Years Ended                       Six Months Ended
                                  December 31,                         June 30,
                          ------------------------------           ---------------
                           1993       1994          1995           1995       1996
                           ----       ----          ----           ----       ----
                                                                     (Unaudited)
REVENUES
Product sales           $ 188,208     $ 242,207    $ 522,814     $ 217,882  $  296,316
Technology
 licensing income                       200,000       59,855
Other fees and
 interest income           41,122        18,466       38,630        63,880      52,079
                          -------       -------      -------       -------     -------
TOTAL REVENUES            229,330       460,673      621,299       281,762     348,395
                          -------       -------      -------       -------     -------
COSTS AND EXPENSES
Cost of product sold       64,066       177,054      149,629        47,029     187,263
Research and
 development            1,548,659       584,939      353,098       429,570     195,838
Selling, general and
 administrative         2,902,171     2,926,621    4,158,641     1,871,301   1,979,916
Interest expense and
 loan fees                588,523       129,830      557,701         6,581      69,668
                        ---------     ---------     --------     ---------   ---------
TOTAL COSTS
 AND EXPENSES           5,103,419     3,818,444    5,219,069     2,354,481   2,432,685
                        ---------     ---------    ---------     ---------   ---------


                See accompanying Notes to Consolidated Financial Statements.



                                              F-6

                   SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                  Years Ended                           Six Months Ended
                                  December 31,                             June 30,
                          ------------------------------              ------------------
                           1993         1994           1995           1995          1996
                           ----         ----           ----           ----          ----
                                                                          (Unaudited)
LOSS BEFORE EXTRA-
 ORDINARY ITEM             (4,874,089)

EXTRAORDINARY ITEM
 LOAN FEES WRITTEN
 OFF                     (760,000)
                        ---------

NET LOSS              $(5,634,089)   $(3,357,771)   $(4,597,770)   $(2,072,719)  $(2,084,290)
                        =========      =========      =========      =========     =========

WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES OUTSTANDING      3,089,000      4,790,000      9,900,000      9,400,000    18,760,000
                        =========      =========      =========      =========    ==========
LOSS PER COMMON SHARE   $ (1.83)       $   (.70)       $  (.46)      $   (.22)    $  (.11)
                        =========      =========      =========      =========    ==========




                      See accompanying Notes to Consolidated Financial Statements.


                                              F-7

                            SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                     AND JUNE 30, 1996 (UNAUDITED)

                        Common Stock                   Note        Cumulative
                    ___________________  Additional   Receivable    Foreign      Accumu-
                                         Paid-in     (Sale of      Translation  lated
                     Shares    Amount    Capital      Stock)       Adjustment   Deficit    Total
                     ------    ------    ---------    ---------    ----------   -------    -----
BALANCE,
December 31, 1992  1,803,832  $18,038   $1,191,393  $(106,358)    $           $(3,172,217) $2,069,144
Issuance of
 shares in lieu
 of loan fees        190,000    1,900      758,100                                            760,000
Sale of stock
 in public
 offering          1,300,000   13,000    6,351,630                                          6,364,630
Issuance of
 shares for
 settlement
 of employment
 agreements           42,500      425      175,825                                            176,250
Issuance of
 stock for fees       15,760      158       62,882                                             63,040
Sale of common
 stock in
 private offering     18,750      187       37,313                                             37,500
Payment received
 subsequent
 to year end                                           22,533                                   22,533



                                                  F-8


                            SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                AND JUNE 30, 1996 (UNAUDITED), Continued

                        Common Stock                   Note        Cumulative
                    ___________________  Additional   Receivable    Foreign      Accumu-
                                         Paid-in      (Sale of     Translation  lated
                     Shares    Amount    Capital      Stock)       Adjustment   Deficit     Total
                     ------    ------    ---------    ---------    ----------   -------     -----
Contribution of
 capital by
 major shareholder                       155,000                                              155,000
Foreign translation
 adjustment                                                          30,486                    30,486
Net loss for the year                                                         (5,634,089)  (5,634,089)
                    --------- -------    ---------    ---------    --------    ----------   ---------
BALANCE,
December 31, 1993   3,370,842  33,708  8,732,143      (83,825)       30,486   (8,806,306)     (93,794)
Sale of common
 stock in private
 offering              81,125     811    161,439                                              162,250
Issuance of shares
 for services           2,500      25      2,475                                                2,500
Sale of common stock
 in exempt offering   953,995   9,540  2,092,454                                            2,101,994
Notes payable con-
 verted into common
 shares               580,000   5,800    574,200                                              580,000
Advances from ma-
 jority stockholder
 converted into
 common stock         231,120   2,311    228,809                                              231,120


                                                  F-9


                            SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                AND JUNE 30, 1996 (UNAUDITED), Continued

                        Common Stock                   Note        Cumulative
                    ___________________  Additional   Receivable    Foreign      Accumu-
                                         Paid-in      (Sale of     Translation  lated
                       Shares  Amount    Capital      Stock)       Adjustment   Deficit    Total
                       ------  ------    ---------    ---------    ----------   -------    -----
Issuance of shares
 to majority stock-
 holder for serv-
 ices                  75,000    750      74,250                                            75,000
Discount on note
 receivable related
 to sale of stock                         (1,066)                                           (1,066)
Notes payable con-
 verted into com-
 mon shares           149,750  1,498      148,252                                          149,750
Sale of common
 stock in private
 offering             860,000  8,600      421,400                                          430,000
Foreign translation
 adjustment                                                        (63,130)               (63,130)
Net loss for the
 year                                                                       (3,357,771) (3,357,771)
                      -------  -----      -------    ---------      -------  ---------   ---------



                                                  F-10

                            SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                AND JUNE 30, 1996 (UNAUDITED), Continued

                        Common Stock                   Note        Cumulative
                    ___________________  Additional   Receivable    Foreign       Accumu-
                                         Paid-in     (Sale of      Translation    lated
                     Shares     Amount    Capital      Stock)       Adjustment     Deficit       Total
                     ------     ------    ---------    ---------    ----------     -------       -----
BALANCE,
December 31, 1994   6,304,332   63,043  12,434,356    (83,825)     (32,644)   (12,164,077)     216,853
Sale of common
 stock in
 private
 offerings          3,715,000   37,150   1,935,350                                           1,972,500
Issuance of
 shares to
 officer for
 compensation         230,000    2,300     127,700                                             130,000
Convertible
 debentures
 converted
 into common
 shares             1,726,572   17,266     945,234                                             962,500
Issuance of
 warrants
 to consultants                            780,000                                             780,000
Issuance of
 options in
 settlement agreement                       88,750                                              88,750
Issuance of
 shares to
 consultants          100,000    1,000     149,000                                             150,000
Options exercised     170,000    1,700     154,300                                             156,000

                                                  F-11

                             SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                              YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 AND JUNE 30, 1996 (UNAUDITED), Continued

                        Common Stock                   Note        Cumulative
                    ___________________  Additional   Receivable    Foreign       Accumu-
                                         Paid-in     (Sale of      Translation    lated
                       Shares  Amount    Capital      Stock)       Adjustment     Deficit       Total
                       ------  ------    ---------    ---------    ----------     -------       -----
Underwriter's
 warrants
 exercised            180,462    1,805     268,888                                             270,693
Consulting
 warrants
 exercised            250,000    2,500     247,500                                             250,000
Issuance of
 shares to
 acquire minority
 interest in
 subsidiaries         450,000    4,500     595,500                                             600,000
Foreign translation
 adjustment                                                         (2,215)                     (2,215)
Net loss for
 the year                                                                      (4,597,770)  (4,597,770)
                   __________   _______   ________    ______        _______     _________     _________
BALANCE,
December 31,
  1995            13,126,366   131,264  17,726,578   (83,825)      (34,859)   (16,761,847)     977,311
Debentures
 converted
 into common
 shares            6,212,308    62,123   2,697,877                                           2,760,000
Warrants and
 options
 exercised         1,995,611    19,957   1,897,892                                           1,917,849

                                                   F-12

                             SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                              YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 AND JUNE 30, 1996 (UNAUDITED), Continued

                        Common Stock                   Note        Cumulative
                    ___________________  Additional   Receivable    Foreign       Accumu-
                                         Paid-in     (Sale of      Translation    lated
                      Shares   Amount    Capital      Stock)       Adjustment     Deficit       Total
                      ------   ------    ---------    ---------    ----------     -------       -----
Issuance of
 shares
 in settlement
 agreements            16,500    166      53,584                                            53,750
Foreign
 translation
 adjustment                                                        (33,433)                  (33,433)
Net loss for the
 six months ended
 June 30, 1996                                                                (2,084,290) (2,084,290)
                   __________   _______   ________    ______       _______     _________   _________

Balance,         21,350,785   $213,510 $22,375,931  $(83,825)     $(68,292) $(18,846,137) $3,591,187
 June 30, 1996   ==========   ========  =========     =======      =======    ==========   =========

                      See accompanying Notes to Consolidated Financial Statements.


                                                   F-13

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  Years Ended                Six Months Ended
                                December 31,                     June 30,
                   -------------------------------         --------------------
                   1993        1994         1995          1995            1996
                   ----        ----         ----          ----            ----
                                                     (Unaudited)   (Unaudited)
CASH FLOWS FROM
OPERATING
 ACTIVITIES
Net loss     $(5,634,089) $(3,357,771) $(4,597,770)  $(2,072,719) $(2,084,290)
Adjustments
 to reconcile
 net loss
 to net cash
 used by op-
 erating
 activites:
   Cumulative
   foreign
   translation
   adjustment     30,486    (63,130)        (2,215)       28,902      (33,433)
   Depreciation
     and amort-
     ization     322,106    323,934        749,750       155,946      190,615
   Expenses
   satisfied
   with issu-
   ance of
   shares        999,290     77,500      1,148,750       568,750       65,702
   Changes in
   operating
   assets and
   liabilities:
   (Increase)
    decrease
    in accounts
    receivable   (73,411)    26,372          3,748       (48,274)     (36,770)
    (Increase)
      decrease in
      inventory (155,682)    63,082       (207,561)       (3,137)     (52,673)
    Increase
     (decrease)
     in prepaid
     expenses                              (28,956)                     4,188


                                      F-14

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

                                  Year Ended                Six Months Ended
                               December 31,                      June 30,
                   -----------------------------         --------------------
                   1993        1994         1995          1995            1996
                   ----        ----         ----          ----            ----
                                                               (Unaudited)
  Increase
     (decrease) in
     accounts
     payable and
     accrued
     expenses  (327,626)    212,037        (11,906)     (138,705)      11,280
              ----------    -------      ----------    -----------    -------

NET CASH USED
BY OPERATING
ACTIVTIES    (4,838,926) (2,717,976)    (2,999,571)   (1,509,237)  (1,935,381)
               ---------  -----------    -----------   -----------  -----------

CASH FLOWS
FROM
INVESTING
ACTIVITIES
 Patents and
 trademarks     (16,069)    (26,109)        (4,310)       (8,091)
 Deposits       (36,500)    (46,261)        (5,863)                    (3,004)
 Purchase of
   equipment   (481,057)   (239,498)      (118,295)      (73,389)    (294,230)
               ---------   ---------      ---------     ---------    ---------

NET CASH
USED BY
INVESTING
ACTIVITIES     (533,626)   (311,868)      (128,468)      (81,480)    (297,234)
               ---------   ---------      ---------      ---------   ---------

         See accompanying Notes to Consolidated Financial Statements.



                                      F-15

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

                         Years Ended                 Six Months Ended
                         December 31,                   June 30,
                        -------------------------    --------------------
                        1993        1994     1995        1995        1996
                        ----        ----     ----        ----        ----
                                                             (Unaudited)
CASH FLOWS FROM
FINANCING ACTIVITIES
Advances and
  contribution
  from stockholder/
  officer, net        (318,880)
Convertible
  debentures
  and notes
  payable                         153,156  3,128,900     36,146     109,476
Repayment of
  convertible
  debentures          (733,019)              (37,500)               (25,000)
Repayment of
  obligations
  under capital
  leases                                     (20,971)                (9,061)
Sale of Stock -
  public
  offering           6,603,030
Sale of Stock -
  private placement
  and exempt
  offering              37,500  2,694,244  1,972,500   1,782,500
Collection of note
  receivable related
  to sale of stock                 21,467
Stock warrants and
  options exercised                          676,693              1,905,897
                     ---------  ---------  ---------  ---------   ---------

NET CASH PROVIDED
  BY FINANCING
  ACTIVITIES         5,588,631  2,868,867  5,719,622  1,818,646   1,981,312
                     ---------  ---------  ---------  ---------   ---------
NET INCREASE
 (DECREASE)
  IN CASH              216,079   (160,977) 2,591,583    227,929    (251,303)
CASH BALANCE,
 Beginning of
 period                 41,329    257,408     96,431     96,431   2,688,014
                       -------   --------  ---------    -------   ---------
                                      F-16

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

                         Year Ended                  Six Months Ended
                         December 31,                   June 30,
                     -------------------    -------------------------------
                        1993        1994     1995        1995        1996
                        ----        ----     ----        ----        ----
CASH BALANCE,
 End of period       $ 257,408   $ 96,431 $2,688,014  $ 324,360  $2,436,711
                       =======    =======  =========   ========   =========
INTEREST AND
LOAN FEES PAID        $192,800   $113,399  $ 565,035

SUPPLEMENTAL SCHEDULE
OF NONCASH INVESTING
AND FINANCING ACTI-
VITIES
Shares issued
 in lieu of fees
 and expenses         $999,290   $ 77,500 $1,148,750  $ 568,750   $  11,952
Advances from
 majority stock-
 holder converted
 into common shares              $231,120
Conversion of
 advances to con-
 tributed capital     $155,000
Acquisition of
 minority interest                          $600,000
Conversion of
 Debentures into
 Common Stock                                                    $2,760,000

          See accompanying Notes to Consolidated Financial Statements.


        SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               DECEMBER 31, 1993, 1994 AND 1995 AND
                    JUNE 30, 1996 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - The Company is primarily engaged in development, marketing and distribution of proprietary saliva and other specimen collection devices, designed for use in conjunction with diagnostic assays to detect the presence of antibodies including the HIV virus and the presence of drugs of abuse, such as cocaine and marijuana. The Company's other products include Omni-SWAB, a sterile cotton swab with a potential injectable swab-head which can be used to obtain DNA specimens for gene amplification processes, and products which were developed to ultimately lead to the development of rapid diagnostic assays for various diseases. The Company has commenced limited distribution of Omni-SAL to customers located outside the United States and Omni-SWAB in the United States.

Principles of Consolidation - The consolidated financial statements in 1994 include the accounts of the Company and its wholly-owned subsidiary, Saliva Diagnostic Systems International Limited, 90%-owned subsidiary, Saliva Diagnostic Systems Ltd. ("Asia") and Asia's 83%-owned subsidiary, Saliva Diagnostic Systems (S) PTE. Ltd. ("Singapore"). In 1995, the Company acquired the minority interest in Asia and Singapore. As a result, Asia and Singapore became wholly-owned subsidiaries of the Company (see Note 3). All intercompany transactions have been eliminated.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Inventories - Inventories consisting of finished goods are stated at the lower of cost or market determined on a first-in, first-out
(FIFO) basis.

        SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (continued)

Property and Equipment - Property and equipment is stated at cost. Depreciation is computed on the straight-line method based upon the estimated useful life of the asset. Useful lives are generally as follows:

           Office furniture & equipment    5 to 7 years
           Equipment                            7 years
           Tooling                              7 years
           Exhibits                             7 years
           Vehicles                             5 years

Patents and Trademarks - The costs of patents and trademarks are being amortized on the straight line method over a 17 year life.

Goodwill - Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the date of acquisition and is being amortized on the straight-line method over ten years.

Product Liability - The Company has not established any allowance for product liability at present because of the limited distribution of its product and limited history which reflects no instance of problems with liability.

Income Taxes - The Company utilizes the asset and liability approach for financial accounting and reporting for income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Loss Per Share - Loss per common share is based upon the weighted average number of common shares and common share equivalents outstanding during the periods. Common share equivalents are not included as they are anti-dilutive.

Revenues - The Company derived revenues from two sources: sale of product and licensing. Revenues are recognized as the service or product has been delivered.
                               F-19

        SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (continued)

Research and Development - Research and development expenditures include those costs associated with the Company's own on-going research and development activities. All research and development costs are expensed as incurred.

The Company has entered into various informal arrangements with certain laboratories/manufacturers of assay kits whereby these laboratories/manufacturers will share certain unspecified costs of research and development. However, the Company has no obligation to perform research and development for these entities.

Currency Fluctuations - Foreign currency transactions and financial statements are to be translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average current rates during each reporting period. The resulting translation adjustments are recorded directly into a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions, which are insignificant, are included in income currently.

2.  GOING CONCERN

Significant Operating Losses - Accumulated Deficit - The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $8,806,306, $12,164,077, $16,761,847 and $18,846,137, at December 31, 1993, 1994, 1995 and
June 30, 1996 (unaudited), respectively, and limited stockholders' equity of $977,311, $216,853 and $93,794 at December 31, 1995,
December 31, 1994 and December 31, 1993, respectively. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations.

Significant Capital Requirements - Need for Additional Financing - The Company's capital requirements have been and will continue to be significant. The Company has been dependent on private placements of its debt and equity securities and on a public offering of securities in March 1993 to fund such requirements. Additionally, since 1992, Dr. Eugene Seymour, a major stockholder, has loaned and advanced over $755,000 to the Company, of which approximately $360,000 has been repaid, approximately $155,000 has been contributed to the capital of the Company and the balance has been converted to shares of common stock at a rate of $1.00 per share. An affiliate of Dr. Seymour has invested an additional $200,000 in the Company during 1994. The Company is dependent upon

        SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (continued)

its other efforts to raise capital resources, including proceeds received from the exercise of Warrants to finance the cost of manufacturing, marketing and conducting clinical trials and submissions for FDA approval of its products and continuing the design and development of the Company's new products which utilize its rapid testing format. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources currently available to the Company. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to permit the Company to implement or continue its programs. The Company has no current arrangements with respect to, or sources of, additional financing and there can be no assurance that such financing will be available on commercially reasonable terms or at all. It is not anticipated that any of the officers, directors or shareholders of the Company will provide any portion of the Company's future financing requirements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

3.  ACQUISITIONS

On September 30, 1995, the Company purchased the minority interest in its 90% owned subsidiary, Saliva Diagnostic Systems (Asia) Ltd. and the minority interest in Asia's 83% owned subsidiary. The Company issued 350,000 shares of its common stock valued at $500,000 to a director/stockholder of the foreign subsidiaries and 100,000 shares to unrelated stockholder valued at $100,000. The assets acquired were valued at fair market value based on the estimates of the management of the Company which approximate the adjusted fair market value of the shares issued.

The transaction was accounted for as a purchase and resulted in an excess of purchase price over net assets acquired of $600,000.
Amortization of goodwill amounted to $15,000 in 1995 and $30,000 for six months ended June 30, 1996 (unaudited).

        SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (continued)


4.  INVENTORIES

Inventories consisted of the following at December 31, 1994 and 1995 and June 30, 1996:

                            1994              1995       1996
                         --------          --------     -------
                                                      (Unaudited)

Raw materials           $                 $186,492      $  63,193
Work in process           21,202            66,807          1,781
Finished goods            71,398            46,862      $ 287,860
                         --------         --------      ---------
                         $92,600          $300,161       $352,834
                          ======          ========        =======
5.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 1994 and 1995 and June 30, 1996:

                            1994              1995       1996
                         -------          --------      -------
                                                      (Unaudited)
Office furniture
  & Equipment         $  85,072          $ 76,711       $ 78,590
Machinery and
  laboratory
  equipment             502,823           650,461        759,510
Tooling                 196,897           156,457        250,490
Leasehold
  improvements           48,725            38,727         81,827
Vehicle                 122,677           126,388        180,576
Exhibits                 30,955            60,710         30,955
                        --------          --------       --------
                        987,149         1,109,454      1,381,948
Less: accumulated
  depreciation and
  amortization          426,865           638,861        727,773
                        --------         ---------      ---------
                       $560,284         $ 470,593      $ 654,175
                        =======          ========       ========

        SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

6.  STOCKHOLDERS' EQUITY

Public Offering - In March 1993 the Company closed a public offering in which it sold 1,300,000 shares of its common stock at $6.00 per share and 1,380,000 warrants to purchase 1,380,000 shares of the Company's common stock for $3.00 per share (as adjusted from $7.20), at $.10 per warrant. The Company received net proceeds of $6,364,630 after expenses related to the offering of $1,573,490.

The Company also sold for $120 to the underwriter a five-year warrant to purchase up to 120,000 shares of common stock at $9 per share, exercisable for four years commencing March 3, 1994 at a price of 110% of the public offering price, as adjusted, of the common stock. During 1995, the underwriter exercised a portion of its warrants and purchased 180,462 shares for an aggregate amount of $270,693. As of December 31, 1995, the number of shares that the remaining warrants can purchase has been adjusted to 756,362 shares at $1.07 per share.

Note Receivable Related to Sale of Stock - In January 1992 the Company sold to its President 366,912 shares of common stock for $92,970. The officer paid $9,145 and issued a note to the Company for $83,825, payable in three years with interest of 6% per annum. These shares were considered outstanding for all periods in the calculation of earnings per share. The note which was originally due December 1994 was extended until December 1995. In December 1995, the Company extended the note for another year.

Convertible Debentures - During 1992, the Company sold privately $630,000 of its 8% convertible debentures payable in May 1994 to various investors, including $25,000 to an affiliate of the Company. These debentures can be converted into the Company's common stock at a rate of $7.00 per share. In May 1994 certain debenture holders converted $580,000 principal amount of debentures into an aggregate of 580,000 shares of common stock. In November 1995, the Company repaid $25,000 principal amount of debentures including all accrued and unpaid interest. In January 1996, the Company repaid the remaining $25,000 debenture including all accrued and unpaid interest.

        SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

The Company raised $75,000 and $324,500 in 1993 and 1994, respectively, in a combination of common shares, non-negotiable two year 8% convertible debentures convertible at a rate of $2.00 per share after one year from the date of issuance and three year warrant to purchase additional shares of common stock at $3.50 per share. Each $50,000 unit consisted of 12,500 common shares, a $25,000 convertible debenture and a warrant to purchase 5,000 shares of common stock. The Company issued a total of 99,875 shares of common stock and $199,750 convertible debentures and warrants to purchase a total of 39,950 shares of common stock. In July 1994, certain debenture holders converted $149,750 principal amount of debentures into an aggregate of 149,750 shares of common stock. In September 1995, certain debenture holders converted $37,500 principal amount of debentures into an aggregate of 37,500 shares of common stock. In November 1995, the Company repaid $12,500 principal amount of debentures including all accrued and unpaid interest.

During 1995, the Company sold privately $3,685,000 of its 9% convertible debentures payable on October 31, 1996. The holders of the debentures are entitled, at their option, at any time commencing 45 days after issue to convert any or all of the original principal amount of the debentures into shares of common stock of the Company at a conversion price for each share of common stock equal to seventy percent (70%) of the market price (as defined in the debenture agreement) of the common stock. In December 1995, certain debenture holders converted $925,000 principal amount of debentures into an aggregate of 1,689,072 shares of common stock. The Company incurred $556,100 in loan fees of which $510,733 was charged to expense in 1995. During the six months ended June 30, 1996, certain debenture holders converted $2,760,000 principal amount of debentures into 6,212,308 shares of common stock.

Private Placements - In April 1994 the Company sold an aggregate of 953,995 shares of common stock to overseas investors for a net consideration of $2,101,994.

       SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

In December 1994 the Company sold 860,000 shares of common stock for an aggregate consideration of $430,000. During 1995, the Company sold an additional 3,645,000 shares of common stock for $1,802,500, including 200,000 shares issued to its President.

In December 1995, the Company, in a new private placement, sold 300,000 shares of common stock for an aggregate consideration of $300,000, including 30,000 shares to its President. The units sold included warrants to purchase a total of 450,000 shares of common stock at an exercise price of 50% of the closing bid price of the shares of common stock on the date the holder elects to exercise the warrant. During the six months ended June 30, 1996, a total of 345,000 warrants were exercised.

Warrants and Shares Issued to Consultants - During 1995, the
Company issued warrants to purchase a total of 650,000 shares of common stock at an exercise price of $1.00 per share for consulting services rendered. The warrants were valued at $1.20 per share. As of December 31, 1995, 250,000 warrants have been exercised.

In 1995, the Company issued 100,000 shares of common stock to consultants valued at a total of $150,000.

Settlement Agreement - During 1995, the Company reached a settlement agreement with a director of its subsidiary whereby the Company granted the director options to purchase 100,000 shares of common stock at an exercise price of $.60 per share. The options were valued at a total of $88,750. The director immediately exercised 50,000 shares and paid the Company $30,000.

Warrants Issued to Licensee - In March 1994, as a result of entry into a license agreement with Orgenics Ltd., Orgenics Ltd. was granted a three year option, expiring in March 1997, to purchase up to $1,000,000 of shares of common stock (but not more than 19% of the then-outstanding common stock) at 60% of the average of the closing bid and asked price for the common stock during the ten trading days prior to purchase.

       SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

Shares Issued to Officer - During 1995, the Company issued 230,000 shares of common stock to its President valued at $130,000 as additional compensation for the year 1995. The President also receive cash compensation of $31,925 in 1995.

Stock Option Plans - In March 1992, the Company established a stock option plan (1992 Plan). The 1992 Plan, as amended, covers 350,000 shares of its common stock. Under the terms of the 1992 Plan, the Company is authorized to issue options to employees and directors of the Company or its subsidiaries. Decisions such as grants to employees, the selection of recipients, number of options, the exercise price, duration and other terms, including whether the options shall be incentive stock options as defined by the Internal Revenue Code of 1986 or non-qualified options, are subject to the discretion of the Board of Directors except that the exercise price may not be less than 110% of the fair market value at the time of grant to holders of in excess of 10% of the Company's common stock.

In addition, the 1992 Plan provides for automatic grants to each non-employee director of the Company (including anyone designated by the Underwriter) of 3,000 shares of common stock on the date of the proposed public offering or, in the case of election to the Board of Directors after consummation of said offering, upon such election at a price of 100% of fair market value of the common stock at the time of grant. The options may be exercised after six months and before five years from the date of grant.

As of December 31, 1995, 178,000 options were outstanding under the 1992 Plan with exercise prices ranging from $0.60 to $5.60 per share.

In July 1994, the Company established a stock option plan (1994
Plan). The 1994 Plan covers 350,000 shares of its common stock. Under the terms of the 1994 Plan, the Company is authorized to issue incentive and non-statutory stock options to employees, consultants, advisors and/or directors. Options shall be exercisable at the fair market value at the date of the grant except options issued to persons who own in excess of 10% of the Company's stock may be no less than 110% of the fair market value.

In addition, the 1994 Plan provides for automatic grants to all directors and advisors who are not employees of the Company or its subsidiaries of 3,000 fully vested non-qualified options at the time this Plan was adopted by the Board or upon election or appointment to the Board, if not a member of the Board at the time this plan was adopted by the Board.

       SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

As of December 31, 1995, 286,000 options were outstanding under the 1994 Plan with exercise prices ranging from $0.60 to $2.625 per share. During the six months ended June 30, 1996, 19,750 options were exercised.

On March 2, 1995, the Company's Board of Directors granted options to purchase 997,000 shares, including 400,000 shares to its President, of the Company's common stock to its employees, outside of the above Stock Option Plans. Such options are exercisable on March 2, 1995, at $1.00 per share and expire on March 2, 1998. As of December 31, 1995, 970,000 options were outstanding.

7.  INCOME TAXES

The Company has a net operating loss carryforward of approximately $14 million which is available to offset future taxable income, if any, expiring through the year 2010. The Company has not recorded any deferred tax asset as a result of the net operating loss carryforward as it has provided a 100% allowance against this asset.

8.  COMMITMENTS AND CONTINGENCIES

Employment Agreements - The Company has entered into various three year employment agreements with certain officers. These employment agreements provide for minimum annual compensation of between $88,000 and $100,000. In addition, each employment agreement provides for bonuses, cost of living increases, reimbursement of business expenses, health insurance and related benefits.

Each employment agreement provides that it may be terminated if the employee becomes permanently disabled (ill health, physical or mental disability, or inability for reasons beyond his control to perform duties for six months) or if the Company discontinues operating its business. Each employment agreement further provides that each of the officers will not compete with the Company for three years from the date of the agreement or one year from the termination of the respective agreements, whichever is later.

Obligations under Capital Leases - The Company has acquired vehicles under notes requiring 48 to 60 payments of $1,842 per month including interest at 6% to 10% per annum.

       SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

The following represents the maturity schedule as of December 31, 1995:

          1996                            $15,869
          1997                             15,323
          1998                             15,174
                                         --------
        Total                              46,366
          Less current portion             15,869
                                         --------
                                          $30,497
                                         ========

Litigation - A former director and officer of the Company has filed a complaint in Federal court listing several causes of action against the Company and the individual defendants, including breach of employment agreement with the Company, intentional interference with contract by the individual defendants, slander and deceptive trade practices. The complaint seeks damages and punitive damages in an unspecified amount. The Company believes this complaint is without merit as the plaintiff was fired for cause and intends to vigorously defend itself.

9.  OPERATING LEASES

The Company leases its offices and laboratory spaces, under operating leases with initial terms of three to seven years. Future minimum lease payments by year and in the aggregate, under noncancelable operating leases with initial or remaining lease terms in excess of one year, consisted of the following at December 31, 1995:

             Year Ended December 31,

             1996         $198,085
             1997          151,278
             1998          118,548
             1999          124,476
             2000          128,556
           Thereafter      214,260
             --------
                          $935,203
                          ========

Rent expense for the years ended December 31, 1993, 1994 and 1995 and June 30, 1996 (unaudited) were $80,003, $164,603, $237,855 and
$114,196, respectively.



                               F-28
10. SEGMENT INFORMATION

Information about the Company's operations in different geographic areas follows:

                                                     Adjust-
                                                     ments
                                                     and
                 United                    United    Elimina-   Consol-
                 States        Asia        Kingdom   tions      idated
                 ------        ----        -------   ---------  ---------
Product
 sales
 to un-
 affiliated
 customers       $ 317,812    $  70,696   $ 134,306  $          $   522,814
Technology
 licensing
 income                          59,855                              59,855
Other fees
 and inter-
 est income         23,057       15,537          36                  38,630
Transfers
 between
 geographic
 areas              59,235      172,961               (232,196)           0
                 _________    _________     _______   ________   __________
Total revenues   $ 400,104    $ 319,049   $ 134,342  $(232,196) $   621,299
                 =========    =========    ========    =======   ===========
Operating
 profit
 (loss)        $(3,959,955)   $(497,969)  $(139,846) $          $(4,597,770)
                 =========    =========    ========    =======   ===========
Identifiable
 assets at
 December 31,
 1995          $ 3,342,815    $ 955,776    $ 59,867  $           $4,358,458
                 =========    =========    ========    =======   ===========

Transfers between geographic areas are accounted for at an amount which approximates cost. Operating loss is total revenues less operating expenses.
Identifiable assets are those assets of the Company that are identifiable with the operations in each geographic area.

Customer Concentration - During 1994, one customer accounted for approximately
23% of total sales. During 1995, two customers accounted for approximately 50% of total sales. During the six months ended June 30, 1996 (unaudited), two customers accounted for approximately 49% of total sales.


                                     F-29



11. PROFORMA STOCKHOLDERS' EQUITY (UNAUDITED)

Subsequent to quarter ended June 30, 1996, the Company received gross proceeds of $535,000 from the exercise of certain warrants to purchase 535,000 shares of common stock.

Following is a condensed unaudited proforma statement of stockholders' equity and total assets as of June 30, 1996, giving effect to the above transactions in the Company's common stock after year end:

Historical stockholders' equity                   $3,591,187
Warrants exercised                                   535,000
                                                   ---------
Proforma stockholders' equity                     $4,126,187
                                                   =========
Historical total assets                            4,299,029
Warrants exercised                                   535,000
                                                   ---------
Proforma total assets                             $4,834,029
                                                   =========
























                                     F-30

     No dealer, sales representative
or other individual has been authorized to give any information or make any representation not contained in this Prospectus in connection with this offering other than those contained in this Prospectus and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to its date.

                              TABLE OF CONTENTS

                                   Page

Prospectus Summary . . . . . . . . 5
Risk Factors . . . . . . . . . . . 9
Dilution . . . . . . . . . . . . .18
Use of Proceeds. . . . . . . . . .20
Selected Financial Data. . . . . .20
The Company    . . . . . . . . . .23
Dividend Policy. . . . . . . . .  33
Management's Discussion
   and Analysis. . . . . . . . . .33
Market for Registrant's
   Common Equity and
   Related Stockholder
   Matters . . . . . . . . . . . .36
Management . . . . . . . . . . . .37
Principal Shareholders. . . ..  . 42
Certain Transactions . . . . . . .43
Description of Securities. . . . .45
Terms of Offering. . . . . . . . .46
Legal Matters. . . . . . . . . . .46
Experts. . . . . . . . . . . . . .46
Indemnification of Officers
   and Directors . . . . . . . . .47
Additional Information . . . . . .47
Index to Financial Statements . . F-1

     Until      , 1996 (25 days after the
date of the Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriter and with respect to their unsold allotments or subscriptions.

 SALIVA DIAGNOSTIC SYSTEMS,
           INC.

 1,380,000 Shares of Common
    Stock








    Prospectus







                 , 1996

Exhibits.

2.1 The Company's Certificate of Incorporation, as amended, incorporated by reference to Exhibits
         2.1 through 2.6 to Registration Statement No. 33-
         46648 filed on Form S-1 of the Company (the "S-1") and to Exhibit 2.7 of the Company's Annual
         Report on Form 10-KSB for its fiscal year ended
         December 31, 1995 (the "1995 10-K").

3.1 The Company's By-Laws are incorporated by reference to Exhibit 3.1 to the S-1.

4.1 Underwriter's Warrant incorporated by reference to Exhibit 4.2 to the S-1.

4.2      New Whale Warrant issued to Whale Securities Co.,
         L.P. for 1,000,000 shares incorporated by reference to Exhibit 4.3 to Registration
         Statement No. 33-95172 filed on Form SB-2 ("Form
         SB-2").

10.1     Employment Agreement between the Company and
         Ronald L. Lealos (incorporated by reference to
         Exhibit 10.6 of the 1995 10-K).

10.2 Consulting Agreement between the Company and Duke van Kalken (incorporated by reference to Exhibit
         10.16 of the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1993
         (the "1993 10-K").

10.3     License Agreement between the Company and
         Orgenics, Ltd. dated March 22, 1994 (incorporated by reference to Exhibit 10.7 of the 1993 10-K).

10.4     Lease between the Company and East Ridge Business
         Park, incorporated by reference to Exhibit 10.14 on Form S-1. Lease between the Company and East
         Ridge Business Park for additional premises, incorporated by reference to Exhibit 10.4 to Form
         SB-2.

10.5     Stock Option Plan, incorporated by reference to
         Exhibit 10.1 of the Form S-1.

10.6     Employment Agreement with Willfried Schramm
         Ph.D., dated July 14, 1993, incorporated by reference to Exhibit 10.29 of the 1993 Form 10-K.

10.7     License Agreement with Home Access Health
         Corporation dated March 15, 1995, incorporated by reference to Exhibit 10.8 to the Company's Annual
         Report on Form 10-KSB for its fiscal year ended
         December 31, 1994 ("1994 10-K").

10.8     License Agreement with Home Access Health
         Corporation datged as of September 9, 1996.

10.9 1994 Stock Option Plan, incorporated by reference to Exhibit A of the Proxy Statement for the Company's 1994 annual meeting.

21.1 List of significant subsidiaries is incorporated by reference to Exhibit 22.1 of Form S-1.

5        Opinion of Kalin & Banner.

24.1     Consent of Hollander, Gilbert & Company dated
         October 9, 1996.

24.2     Consent of Kalin & Banner (included in Exhibit
         5).

                            SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on the 9th day of October 1996.

                        SALIVA DIAGNOSTIC SYSTEMS, INC.


                           By:    s/ Ronald L. Lealos
                                  Ronald L. Lealos, President

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


S/Ronald L. Lealos         President and Director, October 9, 1996
Ronald L. Lealos             Principal Executive
                             Officer


S/Hans R. Vauthier         Director               October 9, 1996
Hans R. Vauthier


S/Kenneth J. McLachlan      Director, Principal     October 9, 1996
Kenneth J. McLachlan         Financial
                             Officer


S/David Barnes            Director                October 9, 1996
David Barnes, M.D.


S/M.J. Scheinbaum          Director               October 9, 1996
M.J. Scheinbaum, M.D.

saliva\s1postef.796

                        Exhibit Index


10.8          License Agreement with Home Access Health
              Corporation datged as of September 9, 1996.

5             Opinion of Kalin & Banner.

24.1          Consent of Hollander, Gilbert & Company dated
              October 8, 1996.

24.2          Consent of Kalin & Banner (included in Exhibit 5).

Exhibit 10.8

                        LICENSE AGREEMENT



LICENSE AGREEMENT made and entered into effective as of September 9, 1996 between SALIVA DIAGNOSTIC SYSTEMS, INC. ("SDS") and HOME ACCESS
HEALTH CORPORATION f/k/a Anonymous Test Services, Inc. ("Home Access").


SDS is the owner of certain proprietary technology and possesses certain special expertise and knowledge relating to saliva sampling and testing (the "OMNI-SAL Technology").

SDS and Home Access have heretofore entered into (i) a License Agreement dated March 15, 1995 (the "1995 License Agreement"), (ii) an Amendment No. 1 to the 1995 License Agreement (the "1995 Amendment"), and (iii) a Sublicense Agreement effective as of March 15, 1995 (the "1995 Sublicense Agreement") that relate to the OMNI-SAL Technology (the
1995 License Agreement, the 1995 Amendment, and the 1995 Sublicense Agreement are hereinafter sometimes referred to as the "1995 Agreements").

Various disputes have arisen between SDS and Home Access concerning the 1995 Agreements and their respective rights, liabilities and obligations thereunder and with respect thereto (the "Disputes"). Among other things:

    (a) On or about January 9, 1996, SDS filed a lawsuit against Home Access in the Superior Court of Clark County, Case No. 96 2 00130 2 entitled Saliva Diagnostic Services, Inc. v. Home Access Health Corporation
    (the "Washington Lawsuit");

    (b) On or about January 23, 1996, SDS filed an Amended Complaint in the Washington Lawsuit; and

    (c) On or about June 7, 1996, Home Access filed an Answer and Counterclaims in the Washington Lawsuit.

SDS and Home Access have entered into a Settlement Agreement (the "Settlement Agreement") for the purpose of fully, completely and finally resolving the Disputes and any other differences between them.

Under the terms and conditions of the Settlement Agreement, SDS and Home Access are required to enter into this Agreement.


NOW, THEREFORE, SDS and Home Access hereby agree as follows:


1.  Certain Definitions.

"Affiliate" in reference to any party means any entity that, directly or indirectly controls, is controlled by, or under common control with such party. "Control" in reference to any entity means the ability to elect or select a majority of the board of directors or other governing body of such entity.

"FDA" means the United States Food and Drug Administration.

"HIV" means the human immunodeficiency virus (commonly referred to as HIV).

"HIV Exclusive Period" means the period commencing on September 9, 1996 and ending on September 8, 1998; provided, however, that, if all of the warranties and representations made by SDS in Section 7.a hereof are and remain true and accurate and Licensor fully performs and complies with all of its covenants, agreements and undertakings contained in this Agreement:

    i. The HIV Exclusive Period shall end on December 8, 1996, unless Licensee delivers to Licensor, on or prior to December 8, 1996, a letter in the form of Exhibit 1 attached hereto;

    ii. The HIV Exclusive Period shall end on March 8, 1997, unless Licensee delivers to Licensor, on or prior to March 8, 1997, a reasonably detailed plan setting forth a preliminary design and time line for submission to the FDA of a saliva-based HIV test product that utilizes the Licensed Technology; and

    iii. If (but only if) the FDA continues to require Investigational Device Exemptions (IDE's) for such types of products, the HIV Exclusive Period shall end on October 8, 1997, unless Licensee files with the FDA, on or prior to October 8, 1997, for an Investigational Device Exemption (IDE) for a saliva-based HIV test product that utilizes the Licensed Technology.

"Issued OMNI-SAL Patents" means any and all patents that have been issued as of the date of this Agreement that relate to the OMNI-SAL Technology, including, but not limited to the following patents:

    United States Patent No. 5,260,031 dated November 9, 1993 United States Patent No. 5,268,148 dated December 7, 1993 United States Patent No. 5,283,038 dated February 1, 1994 Argentina Patent No. 244,884 dated November 30, 1993 Belgium Patent No. 9200585 granted April 13, 1993
    Belgium Patent No. 1006232A3 granted June 14, 1994
    France Application No. 9302567
    Peru Patent No. 0174 with base date of June 22, 1992

but the Issued OMNI-SAL Patents do not include any patent that relates solely to rapid or instant testing.

"Kit" means a kit or other package that contains (A) one or more Licensed Products which are to be used to collect samples from up to two persons to whom results of testing are to be furnished, and (B) shipping instructions directing that samples collected with the Licensed Products be shipped for
testing to a laboratory that is not located at the collection site.   A Kit
may contain items in addition to Licensed Products and shipping instructions. Kits may be sold and distributed individually or in bulk.

"Licensed Application" means any application that utilizes a Kit. "HIV Licensed Application" means any Licensed Application that is related to HIV. "Non-HIV Licensed Application" means any Licensed Application that is not related to HIV.

"Licensed Product" means any product that utilizes any of the Licensed Technology, either alone or in conjunction with any other technology, invention or know-how.

"Licensed Technology" includes all of the Issued OMNI-SAL Patents, and all other current and future United States and foreign patents granted and applied for, all amendments, extensions, continuations, continuations-in-part, re-issued and re-examined patents, all know-how, all product and manufacturing specifications, methods and procedures, and all future improvements and developments related to the OMNI-SAL Technology, whether or not proprietary or confidential, whether now owned or hereafter acquired or developed, in which Licensor or any of its Affiliates now has or holds or hereafter acquires any right, title, claim or interest, but the Licensed Technology does not include any patent, amendment, extension, continuation, continuation-in-part, re-issued or re-examined patent, know-how, product or manufacturing specification, method or procedure, improvement or development that relates solely to rapid or instant testing.

"Licensee" includes Home Access and its successors and assigns.

"Licensor" includes SDS and its successors and assigns.


2.  License.

a. Licensor hereby grants Licensee a perpetual, worldwide right and license (the "License") to use the Licensed Technology for any and all Licensed Applications. Subject to the provisions of Section 2.i hereof:

    i. For HIV Licensed Applications, the License shall be exclusive during the HIV Exclusive Period and non-exclusive after the HIV Exclusive Period ends; provided, however, that Licensor shall at all times retain the right to make and manufacture, have made and manufactured, and sell and distribute Kits solely for use in the life insurance industry, including during the HIV Exclusive Period.

    ii. For Non-HIV Licensed Applications, the License shall be non-exclusive, both during the HIV Exclusive Period and after the HIV Exclusive Period ends.

b. The License does not give Licensee any right to use the Licensed Technology for any application in which a sample is collected for testing at the collection site (i.e., rapid or instant testing or onsite laboratory testing).

c. Licensee shall have the right to grant sublicenses to use to the Licensed Technology for the Licensed Applications; provided, however, that each sublicensee must agree to comply with and be bound by the provisions of Sections 3 and 9 hereof and the proviso to Section 2.d hereof, insofar as such provisions apply to sublicensees. Licensee irrevocably and unconditionally guarantees that each of Licensee's sublicensees will comply with the provisions of this Agreement that are applicable to sublicensees.

d.  The License gives Licensee and its sublicensees the right:

    i. To use, make and manufacture, have made and manufactured, and sell and distribute Licensed Products for Licensed Applications; and

    ii. To practice the inventions covered by the claims of each patent included in the Licensed Technology in connection with Licensed Applications;

provided, however, that (A) Licensee and each sublicensee must comply with all applicable laws of each jurisdiction in which Licensee or such sublicensee operates with respect to each Licensed Product that Licensee or such sublicensee makes and manufactures, has made and manufactured, or sells and distributes within such jurisdiction, and (B) to the extent permitted by applicable law, each Licensed Product (or the Kit containing such Licensed Product) that Licensee and its sublicensees sells and distributes shall state that such Licensed Product is made and manufactured (or such Kit contains Licensed Product that is made and manufactured) under a license from Licensor using patents and technology owned by Licensor.

e.  During the HIV Exclusive Period:

    i. Licensor and its Affiliates shall not sell or distribute or otherwise provide any Licensed Products to any person or entity (other than Licensee and its sublicensees) who intends to directly or indirectly use such Licensed Products for (or intends to directly or indirectly sell or distribute or otherwise provide such Licensed Products for use in connection with) any application involving a Kit that is related to HIV, including, but not limited to, clinical trials, and Licensor and its Affiliates shall require each person and entity (other than Licensee and its sublicensees) to whom any Licensed Products are sold or distributed or otherwise provided to acknowledge and agree (which agreement shall be for the benefit of and be directly enforceable by Licensee) that such Licensed Products shall not be directly or indirectly used for (or directly or indirectly sold or distributed or otherwise provided for use in connection with) any application involving a Kit that is related to HIV; and

    ii. Licensor and its Affiliates shall not grant any person or entity (other than Licensee and its sublicensees) any license or other right to use any Licensed Technology in connection with any application involving a Kit that is related to HIV, including, but not limited to, clinical trials;

provided, however, that Licensor may make and manufacture, have made and manufactured, and sell and distribute Kits solely for use in the life insurance industry during the HIV Exclusive Period.

f. Home Access acknowledges that SDS has heretofore granted rights to use the Licensed Technology and/or sell and distribute Licensed Products to Orgenics, Ltd., Fremont Novo Sciences, L.L.C., and R.C.R. Rinaldi as described in Schedule A attached hereto, and the existence of the rights described in Schedule A attached hereto shall not constitute or give rise to a breach of this Agreement by Licensor.

g. Licensee shall be free to use the Licensed Technology for any Licensed Application, either alone or in conjunction with any other technology, invention or know how. Licensee shall not have any obligation of any kind to use the Licensed Technology, to make or manufacture any Licensed Product, to or have made or manufactured any Licensed Product, or to sell or distribute Kits containing Licensed Products, and Licensee shall be free to pursue and use any other technology, invention or know-how in lieu of the Licensed Technology; provided, however, that, if Licensee should deliver to Licensor, on or prior to December 8, 1996, a letter in the form of Exhibit 1 attached hereto, Licensee shall have the obligation to use the Licensed Technology to the extent (but only to the extent) provided in such letter.

h. The License is irrevocable and noncancellable, and Licensor shall have no right to terminate the License for any reason, including, but limited to, any actual or alleged breach of this Agreement by Licensee or any of its sublicensees.


3.            Making and Manufacturing Licensed Products.

a. Licensee and its sublicensees will have the right and option to make and manufacture Licensed Products:

    i. Using the same suppliers, manufacturers and subcontractors that Licensor and its Affiliates use to supply components for, assemble, make and manufacture products that utilize the Licensed Technology; and/or

    ii. Using suppliers, manufacturers and subcontractors other than the suppliers, manufacturers and subcontractors that Licensor and its Affiliates use to supply components for, assemble, make and manufacture products that utilize the Licensed Technology; and/or

    iii. By establishing its own facilities to supply components for, assemble, make and manufacture Licensed Products;

provided, however, that (A) each third party that supplies components for, assembles, makes or manufactures Licensed Products must agree to comply with all applicable laws of the jurisdictions in which such third party operates with respect to each Licensed Product that such third party supplies components for, assembles, makes or manufactures, (B) each third party that supplies components for, assembles, makes or manufactures Licensed Products must agree to be bound by the provisions of Section 9 hereof, and
(C) if Licensee chooses to establish its own facilities to supply components for, assemble, make and manufacture Licensed Products, (x) Licensee will bear all costs associated therewith, (y) all Licensed Products must meet or exceed Licensor's quality standards, and (z) Licensor will have the right to inspect such facilities and receive samples of Licensed Products to confirm that Licensed Products are meeting Licensor's quality standards. Licensor and Licensee shall each notify the other party of the names and addresses of the suppliers, manufacturers and subcontractors that such party and its Affiliates may from time to time use to supply components for, assemble, make and manufacture products that utilize the Licensed Technology.

b. Licensee will defend Licensor from and against any and all claims that any Licensed Product that Licensee or any of its sublicensees makes and manufactures, has made and manufactured, or sells and distributes fails to comply with any applicable law of the jurisdictions in which Licensee or such sublicensee operates, and Licensee will indemnify and hold harmless Licensor from and against all attorneys' fees and other costs and expenses, judgments, settlements and liabilities that Licensee or any of its sublicensees may suffer or incur in connection with any such claim; provided, however, that Licensee shall not have any obligation to indemnify Licensor with respect to
(A) any claim that is based upon, arises out of or results from any actual or alleged defect in any Licensed Product (or component therefor) that is made and manufactured by or purchased from Licensor or any of its Affiliates, or (B) any claim that the use of the Licensed Technology for any Licensed Application infringes, violates or conflicts with any patent, contract, license or other right of any third-party, including, but not limited to the rights to use the Licensed Technology and/or sell and distribute Licensed Products that SDS has granted to Orgenics, Ltd., Fremont Novo Sciences, L.L.C., and R.C.R. Rinaldi that are described in Schedule A attached hereto,


4.  Notice of Improvements and Developments, Etc.

a. Licensor will promptly notify Licensee of all improvements and developments and other additions to the Licensed Technology, and Licensor will provide Licensee and its sublicenses with any and all information (including, but not limited to, product data, product specifications, product drawings and manufacturing documents), assistance and cooperation concerning the Licensed Technology that Licensee may from time to time reasonably request to enable Licensee and its sublicensees to fully utilize the Licensed Technology for the purposes contemplated by this Agreement.
If Licensee requests from Licensor information that is not already in existence and is obtained by Licensor only after substantial time and effort or a substantial expenditure, or if Licensee requests from Licensor assistance or cooperation that requires substantial time and effort or a substantial expenditure by Licensor, Licensee shall compensate Licensor for providing such information or such assistance or cooperation, as the case may be, by reimbursing Licensor for its reasonable cost of providing such information, assistance and cooperation; provided, however, that:

    i. Licensee shall have no obligation to compensate Licensor for providing information, assistance or cooperation unless, at the time Licensee requested such information, assistance or cooperation, Licensor (A) advised Licensee that Licensee will be required to compensate Licensor for providing such information, assistance or cooperation, and (B) furnished Licensee with an estimate of the reasonable cost of providing such information, assistance and cooperation; and

    ii. Licensee shall not be required to pay Licensor compensation for providing information, assistance or cooperation in an amount in excess of the estimated cost of providing such information, assistance and cooperation that was furnished to Licensee by Licensor at the time Licensee requested such information, assistance or cooperation.

b. If there should be an actual or threatened breach of any of the provisions of Section 4.a hereof, it is acknowledged that such breach will cause irreparable injury which cannot be fully and adequately compensated by recovery of monetary damages alone and injunctive relief shall be a proper (but not exclusive) remedy in respect of such breach.

c. All know-how, product and manufacturing specifications, methods and procedures, improvements, developments and inventions (collectively, "Licensee Improvements") that Licensee, any of its sublicensees, or any of its or their employees, consultants, contract developers, suppliers, agents or representatives (other than Licensor) may develop, make or conceive, whether or not related to the Licensed Technology, whether or not developed, made or conceived using the Licensed Technology, whether or not patentable, and whether developed, made or conceived alone or with a third party (other than Licensor), shall, as between Licensor and Licensee, be the sole and exclusive property of Licensee, and Licensor shall not have or acquire any right, title, claim or interest in, or have any right or license to use,
any such Licensee Improvements.   It is understood that nothing in this
Section 4.c is intended to or shall in any way affect Licensor's right, title and interest in and to the Licensed Technology, and, as between Licensor and Licensee, Licensor shall be and remain the sole and exclusive owner of the Licensed Technology.


5.            Consideration for License.

a. Subject to the provisions of Section 2.i hereof, as consideration for the License, Licensee will pay to Licensor royalties based upon the number of Licensed Products contained in Kits sold by Licensee and its sublicensees, as follows:

First 1,000,000 Licensed Products .................. $0.25/Licensed Product
Second 1,000,000 Licensed Products ................. $0.15/Licensed Product
All Licensed Products in excess of 2,000,000 ....... $0.10/Licensed Product provided, however, that:

    i. No royalties shall be payable with respect to Kits sold to any Affiliate (e.g., Kits sold by Home Access to one of its Affiliates), but royalties shall be payable with respect to subsequent sales of such Kits by such Affiliate;

    ii. Royalties shall be payable with respect to Kits sold by Licensee to any non-affiliated sublicensee, but no royalties shall thereafter be payable with respect to subsequent sales of such Kits by such sublicensee;

    iii. All royalties shall cease when the last United States patent included in the Licensed Technology expires, lapses or is invalidated; provided, however, that the occurrence of an event described in this clause iii shall not excuse Licensee from paying royalties that were due and owing at the time such event occurred.

    iv. If there should be any claim that the use of the Licensed Technology by Licensee or any of its sublicensees for any Licensed Application infringes, violates or conflicts with any patent, contract, license or other right of any third-party and such claim results in or gives rise to a lawsuit or other legal or administrative proceeding, then, in lieu of paying royalties to Licensor, Licensee may pay such royalties into an escrow until such claim is resolved and all indemnification obligations of Licensor with respect to such claim under the License Agreement have been satisfied;

    v. No royalties shall be payable in respect of any Kits containing Licensed Products that are made or manufactured by or purchased from Licensor;

    vi. Although no royalties shall be payable in respect of Kits containing Licensed Products that are made or manufactured by or purchased from Licensor, if Licensee or any of its sublicensees should purchase any Licensed Products from Licensor, then, for the purpose of determining the amount of the royalty per Licensed Product that Licensee is required to pay under this Section 5.a, any Licensed Products purchased from Licensor by Licensee and its sublicensees shall reduce the number of Licensed Products contained in Kits sold by Licensee and its sublicensees before the amount of the royalty per Licensed Product is reduced. By way of example: if Licensee purchases 1,500,000 OMNI-SAL saliva collection devices from Licensor, uses the 1,500,000 OMNI-SAL saliva collection devices in the first 1,500,000 Kits that are sold by Licensee, and then sells an additional 1,000,000 Kits containing 1,000,000 OMNI-SAL saliva collection devices that were neither made or manufactured by nor purchased from Licensor, (A) as a result of purchasing 1,500,000 OMNI-SAL saliva collection devices from Licensor, the royalty per Licensed
    Product that Licensee would be required to pay to Licensor would be $0.15/Licensed Product for the first 500,000 Licensed Products and then decline to $0.10/Licensed Product for all Licensed Products in excess of 500,000, (B) Licensee would not be obligated to pay any royalties to Licensor in respect of any first 1,500,000 Kits that were sold by Licensee, and (C) Licensee would be required to pay royalties to Licensor in the total amount of $125,000 in respect of the additional 1,000,000 Kits that were sold by Licensee [(500,000 x $.15) + ( 500,000 x $.10) =
    $125,000].

    vii. Unless Licensee delivers to Licensor, on or prior to December 8, 1996, a letter in the form of Exhibit 1 attached hereto, the royalty per Licensed Product that Licensee is required to pay to Licensor shall be increased to the following amounts:

First 1,000,000 Licensed Products .............. $0.35/Licensed Product
Second 1,000,000 Licensed Products ............. $0.18/Licensed Product
All Licensed Products in excess of 2,000,000 ... $0.125/Licensed Product provided, however, that any such increased royalty per Licensed Device would be subject to the provisions of clauses i through vi of this proviso.

b. The amount of royalties to be paid to Licensor will be calculated quarterly based upon Kits sold by Licensee and its sublicensees during each calendar quarter. Royalties will be due and payable, in the case of Kits sold by Licensee, 30 days after the end of the calendar quarter, and, in the case of Kits sold by sublicensees, 60 days after the end of the calendar quarter. Each royalty payment will be accompanied by a schedule certified by an officer of Licensee setting forth, in reasonable detail, the manner in which such royalty was calculated. Licensee will keep files and records sufficient to enable royalties to be calculated and verified, and Licensor will have the right to audit the files and records of Licensee to confirm that the amount of royalties that Licensee is paying to Licensor is the amount of royalties to which Licensor is entitled. If Licensee should fail to pay Licensor any royalties when due and the amount of such royalties that Licensee fails to pay to Licensor when due exceeds 5% of the total amount of royalties that was due, Licensee shall reimburse Licensor for its actual reasonable out-of-pocket costs in performing the audit, if any, that disclosed such failure.


6.  Sale of Licensed Products to Licensee by Licensor.

a. If requested by Licensee, Licensor shall sell Licensed Products to Licensee at the following prices (filters not included in prices):

  First 1,000,000 Licensed Products:
       F.O.B. Singapore  ............................ $1.12/Licensed Product
       F.O.B. Vancouver, Washington  ..... $1.25/Licensed Product


  Second 1,000,000 Licensed Products:
       F.O.B. Singapore  ........................... $0.95/Licensed Product
       F.O.B. Vancouver, Washington  .... $1.05/Licensed Product

  All Licensed Product s in excess of 2,000,000:
       F.O.B. Singapore  ........................... $0.80/Licensed Product
       F.O.B. Vancouver, Washington  .... $0.90/Licensed Product

provided, however, that (A) the prices at which and the other terms and conditions under which Licensee may purchase Licensed Products from Licensor are to be no less favorable to Licensee than the most favorable prices at which and the most favorable terms and conditions under which any other for-profit entity may purchase Licensed Products from Licensor or any of its Affiliates at any time after the date of this Agreement in the same or a lesser quantity than Licensee; (B) if, at any time after the date of this Agreement, Licensor or any of its Affiliates should sell or offer to sell any Licensed Products to any other for-profit entity at a price per Licensed Product that is less than the price per Licensed Product specified in this Section 6.a, Licensee shall, at its option, thereafter be entitled to purchase Licensed Products from Licensor in the same or a greater quantity than such other for-profit entity at a price per Licensed Product the same as the most favorable price per Licensed Product for any such other for-profit entity; (C) if Licensor and its Affiliates should decide to permanently cease supplying, manufacturing and subcontracting the manufacture of Licensed Products, Licensor shall give Licensee not less than 90 days prior written notice of Licensor and its Affiliates permanent cessation of supplying, manufacturing and subcontracting the manufacture of Licensed Products, and Licensor shall thereupon cease to have any obligation to sell Licensed Products to Licensee (other than Licensed Products ordered prior to Licensee's receipt of such notification from Licensor); (D) the prices set forth in this Section 6.a. are subject to adjustment by Licensor after December 31, 2001 to reflect, on a dollar-for-dollar basis, any increase in the costs incurred by Licensor to supply, manufacture or subcontract the manufacture of Licensed Products, as the case may be; and (E) the prices set forth in this Section 6.a apply only to Licensed Products in the form in which Licensor and its Affiliates currently supply, manufacture and subcontract the manufacture of Licensed Products, and, if Licensee requests that Licensor sell Licensed Products in a form that differs from the form in which Licensor and its Affiliates currently supply, manufacture and subcontract the manufacture of Licensed Products, as the case may be, the prices set forth in this Section 6.1 are subject to adjustment to reflect on a dollar-for-dollar basis, any increase in costs incurred by Licensor and its Affiliates to supply, manufacture or subcontract the manufacture of such Licensed Products, as the case may be, in such different form. Licensee will have the right to inspect the facilities at which Licensed Products which it may purchase from Licensor are to be manufactured and to receive samples of Licensed Products from Licensor to confirm that Licensed Products that Licensee purchases from Licensor will conform to Licensee's quality standards. Payment for Licensed Products that Licensee purchases from Licensor shall be made 50% at the time the order is placed and 50% at the time the order is delivered, unless Licensor or any of its Affiliates offers more favorable payment terms for Licensed Products to any other for-profit entity, in which case, the payment terms for Licensee for the same or a greater quantity than such other for-profit entity shall be the same as the most favorable payment terms that Licensor grants or offers to any such other for-profit entity.

b. Licensor shall promptly advise Licensee in writing if and whenever Licensor should sell any Licensed Products to another for-profit entity at a price per Licensed Product that is less than the price per Licensed Product specified in this Section 6.a. Upon the request of Licensee, Licensor shall furnish to Licensee the prices at which and the other terms and conditions under which Licensed Products are being or have been sold to other for-profit entities at any time after the date of this Agreement, together with supporting documentation.

c. Licensee shall be free to resell for use in Licensed Applications Licensed Products that it purchases from Licensor to such persons and entities, at such prices, and on such terms and conditions as Licensee, in its sole discretion, may from time to time determine.


7.  Infringement of Third Party Rights.

a.  SDS warrants and represents that:

    i. Licensor is and will be the exclusive owner of the Licensed Technology;

    ii. The use of the Licensed Technology by Licensee and its sublicensees for Licensed Applications does not and will not infringe any patent, contract, license or other right of any third-party; and

    iii. Except for the rights to use the Licensed Technology and/or sell and distribute Licensed Products that SDS has granted to Orgenics, Ltd., Fremont Novo Sciences, L.L.C., and R.C.R. Rinaldi that are described in Schedule A attached hereto, Licensor has not granted any right or license to any person to use the Licensed Technology for any application that could include a Licensed Application.

b. Licensor will defend Licensee and its sublicensees from and against any and all claims that the use of any of the Licensed Technology by Licensee or any of its sublicensees for any Licensed Application infringes, violates or conflicts with any patent, contract, license or other right of any third-party, including, but not limited to the rights to use the Licensed Technology and/or sell and distribute Licensed Products that SDS has granted to Orgenics, Ltd., Fremont Novo Sciences, L.L.C., and R.C.R. Rinaldi that are described in Schedule A attached hereto, and Licensor will indemnify and hold harmless Licensee and its sublicensees from and against all attorneys' fees and other costs and expenses, judgments, settlements and liabilities that Licensee or any of its sublicensees may suffer or incur in connection with any such claim to the extent (but only to this extent) such claim relates to the use of the Licensed Technology for a Licensed Application. Licensee will give Licensor prompt written notice of any claim asserted against Licensee or any of its sublicensees that Licensee has determined will give use to a right to indemnification under this Section 7.b.

c.  Any royalties that are escrowed pursuant to clause iv of the proviso to
Section 5.a hereof will be used and applied to satisfy the indemnification obligations of Licensor under Section 7.b hereof; provided, however, that after all such indemnification obligations have been satisfied, any remaining escrowed royalties will be paid to Licensor.

d. It is understood that Licensor shall have no liability or obligation for any packaging, advertising or promotional materials that Licensee and its sublicensees may use.


8.  Licensor Confidential Information.

a. The Licensed Technology and other information and materials that Licensee and its sublicensees may from time to time be furnished or to which Licensee and its sublicensees may from time to time obtain access in connection with this Agreement or the License may constitute or contain information that Licensor considers to be confidential ("Licensor Confidential Information").

b. Unless and except to the extent authorized by Licensor, Licensee and its sublicensees will treat Licensor Confidential Information as confidential and will not disclose or make use of Licensor Confidential Information for any purpose other than a purpose contemplated by this Agreement; provided, however, that Licensee and its sublicensees may disclose and make available Licensor Confidential Information, on a confidential basis, to persons who have a reasonable need to know or have access to such information and materials in order to enable Licensee and its subcontractors to fully utilize the Licensed Technology for the purposes contemplated by this Agreement.

c. The provisions of Section 8.b. hereof shall not apply to any information or materials that:

i. Are not identified as being confidential the time the same are disclosed or made available to Licensee by Licensor or within a period of 60 days thereafter; or

ii. Are already known to or in the possession of Licensee at the time such information or materials are first disclosed or made available to Licensee by Licensor or are thereafter lawfully obtained by Licensee from a person other than Licensor; or

iii. Are in the public domain or generally known in the relevant trade, industry or business at the time such information or materials are first disclosed or made available to Licensee by Licensor or thereafter come into the public domain or become generally known in the relevant trade, industry or business other than by reason of an improper disclosure or use of the same by Licensee or any of its sublicensees; or

iv.  Are obtained by Licensee independent of this Agreement and the License;

provided, however, that if any such information or materials are subject to any other confidentiality requirements or use restrictions, the provisions of Section 8.b hereof shall apply to such information and materials to the extent and so long as (but only to the extent and so long as) such information or materials remain subject to such other confidentiality requirements or use restrictions. In addition, Licensee and its sublicensees may disclose, make available and use Licensor Confidential Information to the extent required to enable Licensee and its sublicensees to comply with any law, rule or regulation or any subpoena, order or directive of any court or governmental agency or body; provided, however, that Licensee shall use reasonable efforts to give Licensor prior notice of any such disclosure for the purpose of enabling Licensor to obtain a protective order.

d. If there should be an actual or threatened breach of any of the provisions of Section 8.b. hereof, it is acknowledged that such breach will cause irreparable injury which cannot be fully and adequately compensated by recovery of monetary damages alone and injunctive relief shall be a proper (but not exclusive) remedy in respect of such breach.


9.  Licensee Confidential Information.

a. The manufacturing and other processes that Licensor may observe during facility inspections pursuant to clause (C) of the proviso to Section 3.a hereof, the information concerning suppliers, manufacturers and subcontractors that Licensee furnishes to Licensor pursuant to Section 3.a hereof, the schedules that Licensee furnishes to Licensor pursuant to
Section 5.b hereof, the files and records of Licensee to which Licensor may be given access pursuant to Section 5.b hereof, and other information and materials that Licensor may from time to time be furnished or to which Licensor may from time to time obtain access in connection with this Agreement or the License may constitute or contain information that Licensee or its sublicensees consider to be confidential ("Licensee Confidential Information").

b. Unless and except to the extent authorized by Licensee, Licensor will treat Licensee Confidential Information as confidential and will not disclose or make use of Licensee Confidential Information for any purpose other than a purpose contemplated by this Agreement.

c. The provisions of Section 9.b. hereof shall not apply to any information or materials that:

    i. Are not identified as being confidential at the time the same are disclosed or made available to Licensor by Licensee or within a period of 60 days thereafter; or

    ii. Are already known to or in the possession of Licensor at the time such information or materials are first disclosed or made available to Licensor by Licensee or its sublicensees or are thereafter lawfully obtained by Licensor from a person other than Licensee or its sublicensees; or

    iii. Are in the public domain or generally known in the relevant trade, industry or business at the time such information or materials are first disclosed or made available to Licensor by Licensee or its sublicensees or thereafter come into the public domain or become generally known in the relevant trade, industry or business other than by reason of an improper disclosure or use of the same by Licensor; or

    iv. Are obtained by Licensor independent of this Agreement and the License;

provided, however, that if any such information or materials are subject to any other confidentiality requirements or use restrictions, the provisions of Section 9.b. hereof shall apply to such information and materials to the extent and so long as (but only to the extent and so long as) such information or materials remain subject to such other confidentiality requirements or use restrictions. In addition, Licensor may disclose, make available and use Licensee Confidential Information to the extent required to enable Licensor to comply with any law, rule or regulation or any subpoena, order or directive of any court or governmental agency or body; provided, however, that Licensor shall use reasonable efforts to give Licensee prior notice of any such disclosure for the purpose of enabling Licensee and its sublicensees to obtain a protective order.

d. If there should be an actual or threatened breach of any of the provisions of Section 9.b hereof, it is acknowledged that such breach will cause irreparable injury which cannot be fully and adequately compensated by recovery of monetary damages alone and injunctive relief shall be a proper (but not exclusive) remedy in respect of such breach.


10. Miscellaneous.

a. Licensor and Licensee are independent of each other and their relationship is solely as independent contractors. Neither party shall have the authority to bind, commit or incur any liability on behalf of the other party or to otherwise act in any way as an agent or representative of the other party.

b. This Agreement and the Settlement Agreement embody the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, discussions, agreements and understandings, oral or written, between the parties with respect to any of the subject matter hereof.

c. No amendment or modification of this Agreement, and no waiver or consent with respect to this Agreement, shall be effective or enforceable against any party unless and until the amendment, modification, waiver or consent is set forth in an instrument or instruments in writing signed by such party.

d. No delay by either party in exercising any right or remedy shall operate as a waiver of such right or remedy, and no waiver of any right or remedy by either party shall operate to waive on behalf of such party any future compliance with such right or any future exercise of such remedy or affect any other right or remedy of such party.

e. The rights and remedies of the parties are cumulative, and the rights and remedies granted to either party pursuant to this Agreement are not exclusive of, but are in addition to, any and all other rights and remedies that such party may have under any law, any other agreement, or otherwise.

f. The provisions of this Agreement are to be read, construed and interpreted as a whole, according to their fair meaning and in a manner consistent with the purposes of this Agreement, and shall not be read, construed or interpreted strictly for or against either party. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, effective and enforceable pursuant to applicable law. If any provision of this Agreement is held to be prohibited by or invalid pursuant to any law, such provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remaining provisions of this Agreement, and the invalidity, ineffectiveness or unenforceability of any provision of this Agreement in any jurisdiction or as to any party shall not render or make such provision invalid, ineffective or unenforceable in any other jurisdiction or as to the other party.

g. The captions and headings on the Sections of this Agreement are for purposes of convenience only and are not intended to affect the interpretation of this Agreement or limit or restrict the meaning of any defined term used in this Agreement.

h. If any action, suit or proceeding is instituted by either party against the other party alleging any breach or default under this Agreement or is otherwise brought to enforce, interpret, challenge or invalidate any of the provisions of this Agreement, the prevailing party in such action, suit or proceeding shall be entitled to recover from the losing party in such action, suit or proceeding, all reasonable attorneys' fees, costs and disbursements of such prevailing party in connection with such action, suit or proceeding in addition to any other damages or relief to which the such prevailing party may be entitled.

i. This Agreement may be executed in more than one counterpart. No counterpart need contain the signature of more than one party, but the counterparts must collectively contain the signatures of both SDS and Home Access, and all the counterparts, taken together, shall constitute one and the same agreement.

j. All questions concerning the validity, construction and interpretation of this Agreement and the License and the rights, liabilities and obligations of the parties in connection with this Agreement or the License that are not governed by the federal Laws of the United States shall be governed by the internal laws (other than the law of conflicts) of the State of Illinois.

k. This Agreement shall be binding upon and enforceable against, and inure to the benefit of, SDS and its successors and assigns and Home Access and its successors and assigns. The License and the obligations of Licensor related thereto shall be binding upon and enforceable against any person that acquires any right, title, claim or interest in or to any of the Licensed Technology, and prior to selling, assigning, transferring or granting any person any right, title, claim or interest in or to any of the Licensed Technology, Licensor will require such person to agree to be bound by and comply with the provisions of this Agreement applicable to Licensor with respect to all right, title, claim and interest that such person acquires in the Licensed Technology, and Licensor will furnish a copy of such agreement to Licensee.  This Agreement and the License and the rights and obligations of Licensee related to this Agreement and the License shall be freely assignable and transferable by Licensee; provided, however, that (i) the assignment of this Agreement and the License by Licensee shall not relieve or release Licensee from paying royalties that were due and owing at the time of such assignment, and (ii) Licensee may not assign and transfer its rights separate from its obligations under this
Agreement.   Each party shall give the other party prompt notice of any assignment or transfer of this Agreement or the License or any of such party's rights and obligations related to this Agreement. Each party shall be liable to the other party for any breach of this Agreement by any of its Affiliates.

l. Before either party shall institute any action, suit or proceeding against the other party with respect to any matter concerning this Agreement or the License and before Licensor shall terminate this Agreement pursuant to Section 2.h hereof, the parties shall first attempt to resolve their differences by non-binding mediation (using Dina R. Jansenson as a mediator or, if she is unavailable or unwilling to serve as a mediator, using another mediator acceptable to both parties); provided, however, that (A) either party shall have the right to institute an action, suit or proceeding against the other party if their differences have not be resolved within a period of 45 days, and (B) the provisions of this Section 10.l shall not apply to differences between the parties concerning Section 4.a, 8 or 9 hereof, and either party shall be free to bring an action for injunctive relief at any time to remedy or prevent a breach of and/or to compel compliance with Section 4.a, 8 or 9 hereof.

m. In the event either party should fail to pay any amount to the other party when due, the party entitled to receive such amount shall be entitled to receive interest on such amount from the date due until the date paid at the rate of 2% over the "prime rate" as announced from time to time by Citibank, changing as and when such announced "prime rate" changes.


                      * * * * * * * * * *


SALIVA DIAGNOSTIC SYSTEMS, INC.

By: __________________________
Title: ________________________
Date:  September ___, 1996


HOME ACCESS HEALTH CORPORATION
f/k/a Anonymous Test Services, Inc.

By: __________________________
Title: ________________________
Date:  September ___, 1996

C:\OFFICE\WPWIN\WPDOCS\REGSTMT.

                           SCHEDULE A
                               to
                       LICENSE AGREEMENT


    Orgenics, Ltd. has been granted a non-exclusive license to make and have made diagnostic and OMNI-SAL products incorporating the Licensed Technology and to use, sell or lease such diagnostic products throughout the world.

    Fremont Novo Sciences, L.L.C. has been granted (i) an exclusive license to distribute OMNI-SAL saliva collection devices in India until February 2005, and (ii) an exclusive license to manufacture OMNI-SAL saliva collection devices in India for distribution in India until February 2005.

    R.C.R. Rinaldi has been granted an exclusive right to distribute OMNI-SAL saliva collection devices purchased from SDS for resale in Brazil until September 2001.

                           EXHIBIT 1
                               to
                       LICENSE AGREEMENT



                    _________________, 1996


SALIVA DIAGNOSTIC SYSTEMS, INC.
11719 NE 95th Street, Suite G
Vancouver, WA  98682


Reference is made to the License Agreement made and entered into as of September 9, 1996 between you and us. Terms used in this letter that are defined in the License Agreement shall have the meanings assigned to such terms in the License Agreement.

We hereby advise you that, if Home Access applies to the FDA for approval of a saliva-based HIV test product, Home Access will include saliva collection devices that utilize the Licensed Technology in its application to the FDA: provided, however, that Home Access shall have no obligation to include saliva collection devices that utilize the Licensed Technology in its application to the FDA if any of the following events should occur:

    A. Any of the warranties and representations made by SDS in Section 7.a of the License Agreement should be or become untrue or inaccurate; or

    B. Licensor should not fully perform or comply with any of its covenants, agreements and undertakings contained in the License Agreement; or

    C. The License should be terminated;

    D. The FDA should reject the application, and, after rejection by the FDA, Home Access should elect to abandon the application; or

    E. Home Access should notify Licensor in writing that it no longer intends to use the Licensed Technology in its saliva-based HIV test product.

We also hereby agree that, if the FDA should reject the application, and, after rejection by the FDA, Home Access should elect to abandon the application, or if Home Access should notify Licensor in writing that it no longer intends to use the Licensed Technology in its saliva-based HIV test product, the HIV Exclusive Period shall end and the License shall become non-exclusive for all Licensed Applications, including HIV Licensed Applications.


HOME ACCESS HEALTH CORPORATION


By: ___________________________
    Its ___________________,

Exhibit 5
                          Kalin & Banner
                         757 Third Avenue
                     New York, New York 10017




                                            October 9, 1996

Saliva Diagnostic Systems, Inc.
11719 NE 95th Street
Vancouver, WA  98682

Gentlemen:

    We have examined a copy of the Saliva Diagnostic Systems, Inc. (the "Company") Certificate of Incorporation and By-Laws, as amended, and the Certificate and Articles of Merger of the Company, the minutes of various meetings of the Board of Directors and stockholders, the Registration Statement on Form S-1, together with all amendments thereto, the exhibits filed in connection therewith, and form of Prospectus contained therein
(Registration No. 33-46648) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission, and the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, opinions of counsel, documents, papers, statutes and authorities as we deem necessary as a basis for the opinions hereinafter set forth. In such examinations we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us as certified or photostat copies.

    Based upon the foregoing, we are of the opinion that:

    The 1,380,000 shares of Common Stock issuable upon exercise of the warrants dated March 11, 1993 (the "Warrants"), when issued, and paid for in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable shares of Common Stock.

    We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the filing of this opinion with applications as may be necessary or advisable to register, qualify or establish eligibility for an exemption from registration or qualification of the securities under the blue sky laws of any state or other jurisdiction. We also consent to the reference to our name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                            Very truly yours,

                                            KALIN & BANNER


                                            By:

Exhibit 24.1






                CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Saliva Diagnostic Systems, Inc. Form S-1 (Registration Statement No. 33-46648) Amendment No.1 of our report dated March 29, 1996 related to the Financial Statements of Saliva Diagnostic Systems, Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                       Hollander, Gilbert & Co.


Los Angeles, California
October 8, 1996

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